Exhibit 2.a

                               AGREEMENT OF MERGER

                                DATED MAY 9, 1996

                                     BETWEEN

                       CENTRAL AND SOUTH WEST CORPORATION

                                       AND

                              TEJAS GAS CORPORATION

                                   RELATING TO

                                  TRANSOK, INC.

                               AGREEMENT OF MERGER
                                TABLE OF CONTENTS
                                                                           PAGE
                                   ARTICLE I.                              ----

                                   DEFINITIONS

         Section 1.01.     Definitions.........................................1
         Section 1.02.     Rules of Construction...............................1

                                   ARTICLE II.

                                 TERMS OF MERGER

         Section 2.01.     Statutory Merger....................................1
         Section 2.02.     Purchase Price......................................2
         Section 2.03.     Closing.............................................2
         Section 2.04.     Actions at the Closing..............................2
         Section 2.05.     Effect of the Merger................................2

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                                AS TO THE SELLER

         Section 3.01.     Organization........................................4
         Section 3.02.     Authorization of Agreement..........................4
         Section 3.03.     Approvals...........................................4
         Section 3.04.     No Violation........................................4
         Section 3.05.     Litigation..........................................5
         Section 3.06.     Brokerage Agreements................................5

                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                                AS TO THE COMPANY

         Section 4.01.     Organization and Qualification......................5
         Section 4.02.     Capitalization......................................6
         Section 4.03.     No Violation........................................7
         Section 4.04.     Financial Statements................................8
         Section 4.05.     No Material Adverse Effect; Conduct.................8

                                        i

         Section 4.06.     Title to Properties.................................8
         Section 4.07.     Certain Obligations.................................9
         Section 4.08.     Regulation; Permits and Licenses...................10
         Section 4.09.     Litigation; Compliance with Laws...................11
         Section 4.10.     Taxes..............................................12
         Section 4.11.     Employee Benefit Plans.............................12
         Section 4.12.     Environmental Matters..............................14
         Section 4.13.     Patents, Trademarks................................14
         Section 4.14.     Insurance..........................................15
         Section 4.15.     Public Utility.....................................15
         Section 4.16.     Minute Books.......................................15
         Section 4.17.     Powers of Attorney.................................15
         Section 4.18.     Intercompany Transactions..........................15
         Section 4.19.     Accounts Receivable................................15
         Section 4.20.     Gas Balancing......................................16

                                   ARTICLE V.

                        REPRESENTATIONS AND WARRANTIES OF
                                  THE PURCHASER

         Section 5.01.     Organization and Good Standing.....................16
         Section 5.02.     Financing..........................................16
         Section 5.03.     Authorization of Agreement.........................16
         Section 5.04.     Approvals..........................................16
         Section 5.05.     No Violation.......................................17
         Section 5.06.     Litigation.........................................17
         Section 5.07.     Brokerage Agreements...............................17
         Section 5.08.     Accounts Receivable................................17

                                   ARTICLE VI.

                                   AGREEMENTS

         Section 6.01.     Affirmative Covenants of the Seller................17
         Section 6.02.     Negative Covenants of the Seller...................18
         Section 6.03.     Access.............................................20
         Section 6.04.     Appropriate Action; Consents; Filings..............21
         Section 6.05.     Pending and Upcoming Rate Proceedings..............22
         Section 6.06.     Preparation and Filing of Tax Returns;
                           Payment of Taxes. .................................22
         Section 6.07.     Access to Information.  ...........................24
         Section 6.08.     Employees and Employee Benefit Plans...............25
         Section 6.09.     Working Capital Contribution.......................28
         Section 6.10.     Intercompany Accounts; Post-Closing
                           Relationships; Closing Covenants ..................29
         Section 6.11.     Estimated Purchase Price...........................30

                                       ii

         Section 6.12.     Determination of Final Purchase Price..............30
         Section 6.13.     Public Announcements...............................31
         Section 6.14.     Confidentiality....................................31
         Section 6.15.     Acquisition Proposals..............................31

                                  ARTICLE VII.

                            CONDITIONS TO THE CLOSING

         Section 7.01.     Conditions to Obligations of Each Party............32
         Section 7.02.     Conditions to Obligation of the Purchaser..........32
         Section 7.03.     Conditions to Obligation of the Seller.............33

                                  ARTICLE VIII.

                                 INDEMNIFICATION

         Section 8.01.     Survival of Representations, Warranties,
                           Covenants and Agreements...........................34
         Section 8.02.     General Indemnification............................34
         Section 8.03.     Tax Indemnification and Audits.....................38
         Section 8.04.     Section 338(h)(10) Elections.......................40

                                   ARTICLE IX.

                                   TERMINATION

         Section 9.01.     Termination........................................41
         Section 9.02.     Effect of Termination; Nonconsummation.............42
         Section 9.03.     Fees and Expenses..................................42

                                   ARTICLE X.

                                  MISCELLANEOUS

         Section 10.01. Notices...............................................43
         Section 10.02. Headings; Cross References............................43
         Section 10.03. Prior Agreements......................................43
         Section 10.04. Amendment.............................................43
         Section 10.05. Waiver................................................43
         Section 10.06. Further Actions.......................................44
         Section 10.07. Assignment............................................44
         Section 10.08. Governing Law.........................................44
         Section 10.09. Counterparts..........................................44
         Section 10.10. Tranpache Partnership.................................44

                                       iii

                                     ANNEXES

         Annex A           --        Definitions
         Annex B           --        Transition Services

                                        1

                               AGREEMENT OF MERGER


         THIS AGREEMENT OF MERGER (this "Agreement") is made and entered into on May 9, 1996, by and between TEJAS GAS CORPORATION, a Delaware corporation (the "Purchaser"), and CENTRAL AND SOUTH WEST CORPORATION, a Delaware corporation (the "Seller").

                                    RECITALS

         This Agreement contemplates a transaction in which the Purchaser will acquire all of the outstanding capital stock of Transok, Inc., an Oklahoma corporation and wholly-owned subsidiary of the Seller (the "Company"), for cash through a reverse subsidiary merger of a newly formed wholly-owned subsidiary of the Purchaser (the "Merger Subsidiary") with and into the Company. For federal and state income tax purposes, the parties will treat the reverse subsidiary merger as a sale of stock by the Seller to the Purchaser, and the Seller and the Purchaser will make a timely joint Code section 338(h)(10) election.

         NOW, THEREFORE, in consideration of the premises hereof, the mutual promises herein made, and the representations, warranties and covenants herein contained, the parties hereto agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

         Section 1.01. DEFINITIONS. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

         Section 1.02. RULES OF CONSTRUCTION. Unless the context otherwise requires, as used in this Agreement: (a) a term has the meaning ascribed to it;
(b) an accounting term not otherwise defined has the meaning ascribed to it in accordance with generally accepted accounting principles as in effect from time to time: (c) "or" is not exclusive; (d) "including" means "including, without limitation;" and (e) words in the singular include the plural and words in the plural include the singular.

                                   ARTICLE II.

                                 TERMS OF MERGER

         Section 2.01. STATUTORY MERGER. Subject to the terms and conditions and in reliance upon the representations, warranties, covenants and agreements contained herein, the Merger Subsidiary shall merge with and into the Company (the "Merger"), at the Effective Time. The terms and conditions of the Merger and the mode of carrying the same into effect shall be as set forth in this Agreement. The Company shall be the corporation surviving the Merger. Hereafter "Surviving Corporation" shall mean the Company and "Constituent Corporations" shall mean the Company and the Merger Subsidiary.

                                        1

         Section 2.02.     PURCHASE PRICE.

                  (a) The purchase price (the "Purchase Price") payable to the Seller pursuant to the Merger shall be an amount equal to $690,000,000; plus the amount by which the Working Capital of the Company as of the Closing exceeds zero or minus the amount by which the Working Capital of the Company as of the Closing is less than zero, as the case may be. As required by Section 6.09, Working Capital of the Company as of the Closing shall be zero.

                  (b) The Estimated Purchase Price, determined as provided in
         Section 6.11, shall be paid by the Purchaser to the Seller by wire transfer of immediately available funds at the Closing and the Final Purchase Price shall be determined and paid as provided in Section 6.12.

         Section 2.03. CLOSING. The Closing shall take place at the offices of Vinson & Elkins L.L.P., 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m. on May 31, 1996 or at such other place, time and date as the parties hereto may agree. The date on which the Closing occurs is referred to herein as the "Closing Date".

         Section 2.04. ACTIONS AT THE CLOSING. At the Closing, upon fulfillment or waiver of the conditions precedent to the Closing set forth in Article VII, the Seller and the Purchaser shall cause (a) the Constituent Corporations to file with the Secretary of State of the State of Oklahoma a certificate of merger (the "Certificate of Merger") containing the information required by
Section 1081(C) of the Oklahoma General Corporation Act (the "OGCA") and executed and delivered in accordance with this Agreement and in accordance with the provisions of Section 1007 of the OGCA, at which time the Merger will become effective (the "Effective Time"), and (b) two newly formed wholly-owned subsidiaries of the Merger Subsidiary to merge with and into Transok Gas Company and Transok Gas Processing Company (each a Delaware corporation and wholly-owned subsidiary of the Company), respectively, pursuant to Section 251 of the Delaware General Corporation Law.

         Section 2.05.     EFFECT OF THE MERGER.

                  (a) From and after the Effective Time, (i) for all purposes the separate corporate existence of the Merger Subsidiary shall cease and the Company, as the Surviving Corporation, shall possess all the rights, privileges, powers and franchises of a public nature as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations to the Merger; (ii) all and singular of the rights, privileges, powers and franchises of each of the Constituent Corporations and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations and all property, real, personal and mixed, and all debts due to any of the Constituent Corporations shall be vested in the Surviving Corporation; (iii) all property, rights, privileges, powers and franchises, and all and every other interest shall be as effectually the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate, vested by deed or otherwise, in any of the Constituent Corporations shall not revert or in any way be impaired by reason of the provisions of the OGCA, but all rights of creditors and all liens upon any property of any Constituent Corporation shall be preserved unimpaired; and

         (iv) all debts, liabilities and duties of each Constituent Corporation shall attach to the Surviving Corporation and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by the Surviving Corporation. The Merger shall have the effect set forth in the OGCA.

                  (b) The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either of the Constituent Corporations in order to carry out and effectuate the transactions contemplated by this Agreement.

                  (c) The certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger at and as of the Effective Time to read as did the certificate of incorporation of the Merger Subsidiary immediately prior to the Effective Time (except that Article First of such certificate of incorporation shall read in full as follows: "The name of the corporation is Transok, Inc.").

                  (d) The bylaws of the Surviving Corporation shall be amended and restated at and as of the Effective Time to read as did the bylaws of the Merger Subsidiary immediately prior to the Effective Time (except that the name of the Surviving Corporation will remain unchanged).

                  (e) The directors and officers of the Merger Subsidiary immediately prior to the Effective Time shall become the directors and officers of the Surviving Corporation at and as of the Effective Time (retaining their respective positions and terms of office).

                  (f) The manner of converting the shares of each of the Constituent Corporations into shares or securities of the Surviving Corporation or the cash, property or other rights which the holders of shares of such Constituent Corporations are to receive in exchange for or upon conversion of such shares is as follows:

                           (i) At and as of the Effective Time, the outstanding
                  shares of Common Stock of the Company shall be converted into the right to receive the Purchase Price.

                           (ii) At and as of the Effective Time, each share of
                  common stock, par value $100.00 per share, of the Merger Subsidiary shall be converted into one share of common stock, par value $100.00 per share, of the Surviving Corporation.

                                  ARTICLE III.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                                AS TO THE SELLER

         Subject to the provisions of Sections 8.01 and 8.02, the Seller hereby represents and warrants as to itself to the Purchaser as follows:

         Section 3.01. ORGANIZATION. The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now conducted.

         Section 3.02. AUTHORIZATION OF AGREEMENT. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing and the performance of its obligations hereunder and thereunder have been duly and validly authorized by all requisite corporate action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

         Section 3.03. APPROVALS. Except for the requirements of (a) the HSR Act and (b) those Laws, Regulations and Orders noncompliance with which could not reasonably be expected to have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement or to have a Material Adverse Effect on the Company, no filing or registration with, no waiting period imposed by and no Permit or Order of, any Governmental Authority is required under any Law, Regulation or Order applicable to the Seller or the Company or any of its subsidiaries to permit the Seller to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

         Section 3.04. NO VIOLATION. Assuming effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 3.03, neither the execution and delivery by the Seller of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by the Seller of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to the Seller,
(ii) the certificate of incorporation or bylaws of the Seller or (iii) any contract or agreement to which the Seller or any of its subsidiaries (other than the Company and its subsidiaries) is a party or by which it or any of its properties or assets is bound, or (b) with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section that could not reasonably be expected to have a material adverse effect upon the ability of the Seller to perform its obligations under this Agreement.

         Section 3.05. LITIGATION. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending, or, to the Knowledge of the Seller, threatened, against the Seller or any of its assets, at law or in equity, in any Court or before or by any Governmental Authority that could reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the ability of the Seller to perform its obligations under this Agreement.

         Section 3.06. BROKERAGE AGREEMENTS. Neither the Seller, the Company nor any of the Company's subsidiaries has, directly or indirectly, entered into any agreement with any Person that would obligate the Company, any of its subsidiaries or the Purchaser to pay any commission, brokerage fee or "finder's fee" in connection with the transactions contemplated herein. The fees and expenses of Morgan Stanley & Co. Incorporated incurred in connection with the transactions contemplated hereby will be for the account of the Seller.


                                   ARTICLE IV.

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER
                                AS TO THE COMPANY


         The Purchaser acknowledges that, prior to the execution of this Agreement, it has been afforded the opportunity to inspect the business and properties of the Company and to examine the records of the Company at its offices, and has been afforded access to all information in the Company's possession requested by the Purchaser. THE PURCHASER FURTHER ACKNOWLEDGES THAT, EXCEPT AS EXPRESSLY PROVIDED IN ARTICLE III OR THIS ARTICLE IV, THE SELLER, ITS OFFICERS, DIRECTORS, EMPLOYEES, REPRESENTATIVES AND AGENTS HAVE MADE NO, AND THE SELLER HEREBY EXPRESSLY DISCLAIMS ANY, REPRESENTATIONS OR WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF SUCH INFORMATION, AS TO TITLE OF THE COMPANY OR ANY OF ITS SUBSIDIARIES TO ANY ASSETS, OR AS TO ANY OTHER INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO THE PURCHASER OR ITS REPRESENTATIVES OR AGENTS BY OR ON BEHALF OF THE SELLER.

         Subject to the foregoing and to the provisions of Sections 8.01 and 8.02, the Seller represents and warrants as to the Company to the Purchaser as follows:

         Section 4.01. ORGANIZATION AND QUALIFICATION. The Company and each of its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (which in the case of the Company is the State of Oklahoma), has all requisite corporate or partnership, as the case may be, power and authority to own, lease and operate its properties and to carry on its business as it is now conducted, and is duly qualified to do business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the character of its properties or the nature of its business makes such qualification necessary, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect on the Company. The names and jurisdictions of organization of each of the Company's subsidiaries are listed in Section 4.01 of the Seller's Disclosure Letter. Complete copies of the certificate of incorporation and bylaws or other organizational documents of the Company and each of its subsidiaries, as amended to the date hereof, have been made available to the Purchaser.

         Section 4.02.     CAPITALIZATION.

                  (a) The authorized capital stock of the Company consists solely of 95,000 shares of common stock, par value $100.00 per share ("Common Stock"), of which 92,186 shares (the "Stock") are issued and outstanding and owned beneficially and of record by the Seller, free and clear of all Liens. No other shares of capital stock of the Company are issued or outstanding. Each share of Stock has been validly issued and is fully paid and nonassessable. No shares of Stock have been issued in violation of any preemptive or similar rights of any past or present stockholder of the Company. None of the shares of capital stock of the Company or any other class of securities of the Company has been or is registered under the Securities Act or the Exchange Act.

                  (b) No shares of Common Stock are reserved for issuance, and, except for this Agreement, there are no contracts, agreements, commitments or arrangements obligating the Seller or the Company (i) to offer, sell, issue or grant any shares of, or any options, warrants or rights of any kind to acquire any shares of, or any securities that are convertible into or exchangeable for any shares of, capital stock of the Company, (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of, or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of the Company or (iii) to grant any Lien on any shares of capital stock of the Company.

                  (c) The authorized, issued and outstanding capital stock of, or other equity interests in, each of the Company's subsidiaries and the names and addresses of the holders of record of the capital stock or other equity interests of each such subsidiary are set forth in
         Section 4.02(c) of the Seller's Disclosure Letter. The issued and outstanding shares of capital stock of, or other equity interests in, each of the subsidiaries of the Company that are owned by the Company or any of its subsidiaries have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any preemptive or similar rights of any past or present equity holder of such subsidiary. All such issued and outstanding shares, or other equity interests, that are indicated as owned by the Company or one of its subsidiaries in
         Section 4.02(c) of the Seller's Disclosure Letter are owned (i) beneficially as set forth therein and (ii) free and clear of all Liens. No shares of capital stock of, or other equity interests in, any subsidiary of the Company are reserved for issuance, and there are no contracts, agreements, commitments or arrangements obligating the Company or any of its subsidiaries (i) to offer, sell, issue, grant, pledge, dispose of or encumber any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, any of the subsidiaries of the Company or

         (ii) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of or other equity interest in, or any outstanding securities that are convertible into or exchangeable for, any shares of capital stock of, or other equity interests in, any of the subsidiaries of the Company or (iii) to grant any Lien on any outstanding shares of capital stock of, or other equity interest in, any of the subsidiaries of the Company; PROVIDED, HOWEVER, that certain terms and provisions of, and applicable law relating to, the partnership or joint venture agreements or arrangements listed in
         Section 4.02(c) of the Seller's Disclosure Letter may require the partnerships or joint ventures to which such agreements or arrangements relate or the partners or venturers therein to take certain actions not Material to the Company with respect to the equity interests in such partnerships and joint ventures contrary to clauses (i), (ii) or (iii) above.

                  (d) Neither the Company nor any of its subsidiaries (i) directly or indirectly owns, (ii) has agreed to purchase or otherwise acquire or (iii) holds any interest convertible into or exchangeable or exercisable for the capital stock or other equity interests of any Person (other than the subsidiaries of the Company identified in Section 4.01 of the Seller's Disclosure Letter). Except for any contracts, agreements, commitments or arrangements (A) between the Company and its subsidiaries or between such subsidiaries or (B) between the Company and its subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its Subsidiaries), on the other, that will be terminated at or prior to the Closing, there are no contracts, agreements, commitments or arrangements of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment from the Company or any of its subsidiaries based on, or calculated in accordance with, the revenues or earnings of the Company or any of its subsidiaries, except for payments not Material to the Company from the partnerships or joint ventures listed in Section 4.02(c) of the Seller's Disclosure Letter.

         Section 4.03. NO VIOLATION. Assuming effectuation of all filings and registrations with, the termination or expiration of any applicable waiting periods imposed by and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 3.03, neither the execution and delivery by the Seller of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by the Seller of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to the Company or any of its subsidiaries, (ii) the certificate of incorporation or bylaws or other organizational documents of the Company or any of its subsidiaries or (iii) any contract or agreement to which the Company or any of its subsidiaries is a party or by which they or any of their properties or assets are bound, (b) result in the creation or imposition of any Lien, other than any Permitted Encumbrance, on any of the properties or assets of the Company or any of its subsidiaries, (c) result in the cancellation, forfeiture, revocation, suspension or adverse modification of any Permit owned or held by the Company or any of its subsidiaries or (d), with the passage of time, the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a), (b) or (c) of this Section, except in any such case for any matters described in this Section that could not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 4.04. FINANCIAL STATEMENTS. There is included in Section 4.04 of the Seller's Disclosure Letter a copy of the Consolidated Financial Statements, and such Consolidated Financial Statements fairly present (a) the consolidated financial position of the Company as of the respective dates of the balance sheets included therein and (b) the consolidated results of the operations of the Company for the fiscal years ended on such dates, all in conformity with GAAP throughout the periods involved. Except as set forth in the Seller's Disclosure Letter, there exist no liabilities or obligations of the Company that are Material to the Company, whether accrued, absolute, contingent or threatened, which would be required to be reflected, reserved for or disclosed under GAAP in the consolidated financial statements of the Company as of and for the period ended on the date of this representation and warranty, other than (i) liabilities or obligations which are adequately reflected, reserved for or disclosed in the Consolidated Financial Statements, and (ii) liabilities or obligations incurred in the ordinary course of business of the Company since December 31, 1995.

         Section 4.05.     NO MATERIAL ADVERSE EFFECT; CONDUCT.

                  (a) Since December 31, 1995, no event (other than any event that is of general application to all or a substantial portion of the Company's industry and other than any event that is expressly subject to any other representation or warranty contained in Articles III or
         IV) has, to the Knowledge of the Seller, occurred that, individually or together with other similar events, could reasonably be expected to constitute or cause a Material Adverse Effect on the Company.

                  (b) Except as disclosed in the Seller's Disclosure Letter, during the period from December 31, 1995 to the execution of this Agreement by the Seller, neither the Company nor any of its subsidiaries has engaged in any conduct that is proscribed during the period from the execution of this Agreement by the Seller to the Closing by subsections (a) through (j) of Section 6.02 or agreed in writing or otherwise during such period prior to the execution of this Agreement by the Seller to engage in any such conduct.

         Section 4.06.     TITLE TO PROPERTIES.

                  (a) The Company or its subsidiaries, individually or together, have indefeasible title to all of the properties reflected in the Consolidated Balance Sheet, (other than the Pipeline Assets, as to which they have such title or interest as is sufficient to enable the Company and its subsidiaries to conduct their business as currently conducted without material interference, and other than any properties reflected in the Consolidated Balance Sheet that (i) have been sold or otherwise disposed of since the date of the Consolidated Balance Sheet without breaching either Section 4.05(b) or Section 6.02(f) or (ii) are not, individually or in the aggregate, Material to the Company) free and clear of Liens, other than (x) Liens the existence of which is reflected in the Consolidated Financial Statements, (y) Permitted Encumbrances and (z) Liens that, individually or in the aggregate, are not Material to the Company. The Company or its subsidiaries, individually or together, hold under valid lease agreements all real and personal properties reflected in the Consolidated Balance Sheet as being held under capitalized leases, and all real and personal property that is subject to the operating leases to which reference is made in the notes to the Consolidated Financial Statements, and enjoy peaceful and undisturbed possession of such properties under such leases, other than (i) any properties as to which such leases have terminated in the ordinary course of business since the date of the Consolidated Balance Sheet and (ii) any properties that, individually or in the aggregate, are not Material to the Company. Neither the Company nor any of its subsidiaries has received any written notice of any adverse claim to the title to any properties owned by them or with respect to any lease under which any properties are held by them, other than any claims that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (b) EASEMENTS. Neither the Company nor any of its subsidiaries is in violation of the terms of any Easement except any such violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. All Easements that are Material to the Company are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of the business of the Company and its subsidiaries. There are no spatial gaps in the Easements that could reasonably be expected to have a Material Adverse Effect on the Company, and all parts of the Pipeline Assets that are Material to the Company are located either on property owned in fee by the Company or a subsidiary of the Company or on property subject to an Easement in favor of the Company or a subsidiary of the Company.

         Section 4.07.     CERTAIN OBLIGATIONS.

                  (a) Except as set forth in Section 4.07(a) of the Seller's Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or bound by any Material Contract. Except as set forth in
         Section 4.07(a) of the Seller's Disclosure Letter, all Material Contracts are in full force and effect, the Company or the subsidiary of the Company that is a party to or bound by such Material Contract has performed its obligations thereunder to date and, to the Knowledge of the Seller, each other party thereto has performed its obligations thereunder to date, other than any failure of a Material Contract to be in full force and effect or any nonperformance thereof that could not reasonably be expected to have a Material Adverse Effect on the Company. Each of the Medium-Term Notes issued by the Company pursuant to the Medium-Term Note Program identified in Section 4.07(a) of the Seller's Disclosure Letter conform in all material respects to the sample Medium-Term Note included in Section 4.07(a-l) of the Seller's Disclosure Letter.

                  (b) Subject to Section 4.08(a), except for matters that could not reasonably be expected to have a Material Adverse Effect on the Company, no provision of any Law, Regulation or Order applicable to the Company or any of its subsidiaries (i) would preclude the Company or any of its subsidiaries from charging and collecting, without the necessity for approvals of any Governmental Authority and without refund obligation, market based rates for storing, processing, purchasing, gathering or selling Hydrocarbons; (ii) would preclude the Company or any of its subsidiaries from constructing additions to, modifications of or interconnections with third parties with respect to, its transportation, storage, processing or gathering facilities; or
         (iii) could reasonably be expected to require the Company or any of its subsidiaries to make refunds of amounts collected for sales or services.

                  (c) Except as set forth in Section 4.07(c) of the Seller's Disclosure Letter and for matters that could not reasonably be expected to have a Material Adverse Effect on the Company, none of the Company and its subsidiaries engages in any natural gas or other futures or options trading or is a party to any price swaps, hedges, futures or similar instruments, except for transactions and agreements entered into primarily to hedge contracts for the purchase or sale of Hydrocarbons to which the Company or one of its subsidiaries is a party. Section 4.07(c) of the Seller's Disclosure Letter sets forth a true and correct statement of the position, as of the date hereof, of the Company and its subsidiaries with respect to obligations under Fixed Price Contracts (including, with respect to each Fixed Price Contract, location of delivery and variations in the obligation to take or deliver) and related Hydrocarbon price swaps, hedges, futures or similar instruments to which the Company or any of its subsidiaries is a party and that are Material to the Company.

         Section 4.08.     REGULATION; PERMITS AND LICENSES.

                  (a) The Company and its subsidiaries operate intrastate pipelines with Pipeline Assets located in the States of Texas, Oklahoma, and Louisiana. As such, the natural gas storage, transportation, and exchange services performed in interstate commerce by the Company and certain of its subsidiaries are subject to the provisions of either a limited jurisdiction certificate issued under the NGA or Section 311 of the NGPA ("Section 311") and the applicable Regulations of the FERC promulgated thereunder (including applicable facilities construction, rate authorization, reporting and refund requirements), as the provisions of such certificate, Section 311 and such Regulations may be interpreted, amended or modified from time to time pursuant to Orders of the FERC or of any Court. Under such Laws and Regulations, the Company and certain of its subsidiaries are authorized to charge market based rates for Section 311 storage services and are authorized to charge various maximum rates for Section 311 transportation and exchange services. Except as set forth in
         Section 4.08(a) of the Seller's Disclosure Letter, the rates for services collected pursuant to such rate authorizations are not being collected subject to refund. In addition, sales for resale of natural gas in interstate commerce made by the Company or its subsidiaries of natural gas that is produced from reserves owned by a party other than such seller are made pursuant to Section 311 and the applicable Regulations thereunder or the terms and conditions of a blanket sales certificate authorization issued by the FERC under the NGA, as such authorization may be amended, modified or interpreted from time to time pursuant to Orders of the FERC or of any Court. Intrastate transportation, exchange, storage, gathering, and pipeline sales services performed by the Company and its subsidiaries may be subject to certain facilities construction, rate, reporting and prior authorization requirements applicable under the Laws of the States of Texas, Oklahoma, and Louisiana, and Regulations promulgated thereunder by the TRC, the OCC and the LCC, respectively, as such Regulations may be amended, modified and interpreted by the respective Governmental Authorities or the Courts.

                  (b) To the Knowledge of the Seller, the Company and its subsidiaries have obtained all Permits, including all certificates of public convenience and necessity and rate authorizations required by the LCC and by the FERC, as are necessary to carry on their businesses as currently conducted, except for any such Permits that the failure to possess which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Such Permits are in full force and effect, have not been violated in any respect that could reasonably be expected to have a Material Adverse Effect on the Company and, to the Knowledge of the Seller, no suspension, revocation or cancellation thereof has been threatened.

                  (c) Neither the Company nor any subsidiary of the Company is subject to the jurisdiction of the FERC under the NGA, except pursuant to Sections 284.121 through 284.126 of the FERC's regulations, 18 C.F.R. ss.ss.284.121 through 284.126 (1995), Section 284.142 of the
         FERC's regulations, 18 C.F.R., ss. 284.142 (1995), and pursuant to a limited jurisdiction blanket certificate issued under Section 284.227 of the FERC's regulations, 18 C.F.R. ss.284.227 (1994). The Company and its subsidiaries have engaged in no activities which would subject them, their activities, or their facilities to the NGA jurisdiction of the FERC. All of the Company's and its subsidiaries' facilities used to transport natural gas are non-jurisdictional intrastate transmission or "gathering" facilities within the meaning of the NGA and/or NGPA, and, except as set forth in the first sentence of this Section 4.08(c), neither the Company nor any of its subsidiaries has or is engaged in the interstate transmission of gas through any of its facilities. The Company's and each of its subsidiaries' representations concerning the jurisdictional status of its facilities and operations made to natural gas purchasers and interstate or intrastate pipelines in order to effect sales or to facilitate transportation transactions (whether for the Company, its subsidiaries or any third parties) have been and, through the Closing, are true and correct in all Material respects, and the Company and its subsidiaries have complied in all Material respects with the terms and conditions of such sales, transportation or interconnect or similar arrangements (including "on behalf of" certificates). Neither the Company nor any of its subsidiaries has violated, and neither has received notification from any Governmental Authority that it has violated, the NGA, the NGPA, or any other Law concerning the transmission and sale of natural gas or the conduct of gathering, treating, processing, and compression activities associated with natural gas, except for any violations that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 4.09. LITIGATION; COMPLIANCE WITH LAWS. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending or, to the Knowledge of the Seller, threatened against the Company or any of its subsidiaries, at law or in equity, in any Court or before or by any Governmental Authority (excluding any rulemaking or similar proceedings of general applicability and any appeal or petition for review related thereto), except actions, suits or proceedings that (a) are set forth in Section 4.09 or
Section 4.12 of the Seller's Disclosure Letter or (b), individually or, with respect to multiple actions, suits or proceedings that allege similar theories of recovery based on similar facts, in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company. Except as set forth in Section 4.09 of the Seller's Disclosure Letter, the Company and its subsidiaries are in substantial compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 4.10.     TAXES.

                  (a) Except for such matters as could not reasonably be expected to have a Material Adverse Effect on the Company, (i) all returns and reports of or with respect to any Tax which are required to be filed by or with respect to the Company or any of its subsidiaries ("Tax Returns") on or before the Closing Date have been or will be timely filed, (ii) all Taxes which are shown to be due on such Tax Returns on or before the Closing Date have been or will be timely paid in full, (iii) all withholding Tax requirements imposed on or with respect to the Company or any of its subsidiaries have been or will be satisfied in full in all respects and (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

                  (b) Except as set forth in Section 4.10(b) of the Seller's Disclosure Letter, all Tax Returns have been audited by the applicable Governmental Authority or the applicable statute of limitations has expired for the period covered by such Tax Returns.

                  (c) Except as set forth in Section 4.10(c) of the Seller's Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any Tax Return or any waiver or agreement for any extension of time for the assessment or payment of any Tax due with respect to the period covered by any Tax Return.

                  (d) There is no claim against the Company or any of its subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return that could reasonably be expected to have a Material Adverse Effect on the Company.

                  (e) Except as set forth in Section 4.10(e) of the Seller's Disclosure Letter, none of the Company and its subsidiaries, during the last ten years, has been a member of an affiliated group filing a consolidated federal income Tax Return (other than the Seller's Group).

         Section 4.11.     EMPLOYEE BENEFIT PLANS.

                  (a) Each Benefit Plan is listed in Section 4.11(a) of the Seller's Disclosure Letter. True and correct copies of each of the following have been made available to the Purchaser: (i) the most recent annual report (Form 5500) relating to each Benefit Plan filed with the IRS, (ii) each such Benefit Plan, (iii) the trust agreement, if any, relating to each such Benefit Plan, (iv) the most recent summary plan description for each such Benefit Plan for which a summary plan description is required by ERISA, (v) the most recent actuarial report or valuation relating to each such Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any such Benefit Plan qualified under
         Section 401 of the Code.

                  (b) With respect to the Benefit Plans, no event has occurred and, to the Knowledge of the Seller, there exists no condition or set of circumstances in connection with which the Company or any of its subsidiaries could be subject to any liability under the terms of such Benefit Plans, ERISA, the Code or any other applicable Law, other than any condition or set of circumstances that could not reasonably be expected to have a Material Adverse Effect on the Company.

                  (c) As to any Benefit Plan intended to be qualified under
         Section 401 of the Code, such Benefit Plan satisfies in form the requirements of such Section and there has been no termination or partial termination of such Benefit Plan within the meaning of Section 411(d)(3) of the Code.

                  (d) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the Knowledge of the Seller, threatened against, or with respect to, any of the Benefit Plans or their assets.

                  (e) All contributions required to be made to the Benefit Plans pursuant to their terms and provisions have been made timely.

                  (f) As to any Benefit Plan subject to Title IV of ERISA, there has been no event or condition which presents the material risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no notice of intent to terminate the Benefit Plan has been given under Section 4041 of ERISA, no proceeding has been instituted under Section 4042 of ERISA to terminate the Benefit Plan, and no liability to the Pension Benefit Guaranty Corporation has been incurred (other than with respect to required premium payments).

                  (g) In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made under the Benefit Plans or any of the programs, agreements, policies or other arrangements described in Section 4.11(i) of the Seller's Disclosure Letter which, in the aggregate, would be nondeductible under Section 280G of the Code.

                  (h) No collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. There is no pending or, to the Knowledge of the Seller, threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries which could reasonably be expected to interfere with the business activities of the Company or any of its subsidiaries. To the Knowledge of the Seller, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or its subsidiaries, and there is no pending or, to the Knowledge of the Seller, threatened charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

                  (i) Except as set forth in Section 4.11(i) of the Seller's Disclosure Letter, neither the Company nor any of its subsidiaries is a party to or is bound by any severance agreements, programs or policies. True and correct copies of (i) all employment agreements with officers of the Company and its subsidiaries, and (ii) all vacation, overtime and other compensation policies of the Company and its subsidiaries relating to their employees have been made available to the Purchaser. Except as set forth in Section 4.11(i) of the Seller's Disclosure Letter, there are no (x) agreements with consultants of the Company and its subsidiaries obligating the Company or any of its subsidiaries to make cash payments in an amount exceeding $150,000 or (y) noncompetition agreements with the Company or any of its subsidiaries executed by officers of the Company.

                  (j) Except as set forth in Section 4.11(j) of the Seller's Disclosure Letter, (i) no Benefit Plan provides retiree medical or retiree life insurance benefits to any Person and (ii) neither the Company nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any Person with life insurance or medical benefits upon retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

                  (k) Neither the Company nor any of its subsidiaries contributes to or has an obligation to contribute to, and has not within six years prior to the date of this Agreement contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

                  (l) The Company's vacation policy does not provide for carryover vacation from one calendar year to the next.

         Section 4.12. ENVIRONMENTAL MATTERS. Except for matters disclosed in
Section 4.12 of the Seller's Disclosure Letter and except for matters that, individually or in the aggregate, would not have a Material Adverse Effect on the Company, (a) the properties, operations and activities of the Company and its subsidiaries are in compliance with all applicable Environmental Laws; (b) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending or, to the Knowledge of the Seller, threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any Environmental Law; (c) all Permits, if any, required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Law in connection with the business of the Company and its subsidiaries have been obtained or filed and are valid and currently in full force and effect; (d) there has been no release of any hazardous substance, pollutant or contaminant into the environment by the Company or its subsidiaries or in connection with their properties or operations; and (e) the Company and its subsidiaries have made available to the Purchaser all internal and external environmental audits and studies and all correspondence on substantial environmental matters in each case relevant to the Company or any of its subsidiaries and known by the Seller, or which the Seller should have known, to be in the possession of the Company or its subsidiaries.

         Section 4.13. PATENTS, TRADEMARKS. Section 4.13 of the Seller's Disclosure Letter sets forth all patents, trademarks, service marks, trade names and copyrights and registrations and applications for any thereof, domestic or foreign, owned by or registered in the name of the Company or one of its subsidiaries or in which the Company or its subsidiaries has any rights and which are Material to the Company. The Company or its subsidiaries own or hold licenses under such patents, trademarks, service marks, trade names and copyrights as are necessary for the conduct of its business as currently conducted except for licenses which the failure to own or hold could not reasonably be expected to have a Material Adverse Effect on the Company. Neither the Company nor any of its subsidiaries is currently in receipt of any notice of infringement or notice of conflict with the asserted rights of others in any patents, trademarks, service marks, trade names and copyrights owned or held by other Persons, except, in each case, for matters that could not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 4.14. INSURANCE. Section 4.14 of the Seller's Disclosure Letter sets forth all insurance policies held by the Company and its subsidiaries that are Material to the Company. To the Knowledge of the Seller, all such policies are in full force and effect and all premiums due thereon have been paid.

         Section 4.15. PUBLIC UTILITY. The Company is not a "holding company," or a "public utility company," as such terms are defined in the Holding Company Act and the rules and regulations thereunder; it is, however, a "subsidiary company" of a "holding company," and an "affiliate" of a "holding company," as such terms are defined in the Holding Company Act and the rules and regulations thereunder. The Seller has taken no action that, and no relationship between the Seller and its Affiliates existing prior to the Closing, will cause the Company to continue to be a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" after the Closing within the meaning of the Holding Company Act and the rules and regulations thereunder.

         Section 4.16. MINUTE BOOKS. The minute books of the Company and its subsidiaries which have been made available to the Purchaser for review constitute all of the Company's and its subsidiaries' minute books and contain a complete and accurate record of all resolutions and formal actions of the Company's and its subsidiaries' stockholders and directors (and any committees thereof), in each case, in their respective capacities as such.

         Section 4.17. POWERS OF ATTORNEY. No Persons hold powers of attorney for the Company or its subsidiaries except for revocable limited powers of attorney granted in connection with ad valorem, franchise and other state and local taxes or other routine business matters.

         Section 4.18. INTERCOMPANY TRANSACTIONS. Except as may otherwise be required by Sections 6.09 and 6.10, since December 31, 1995, all Material intercompany transactions between the Company and its subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its subsidiaries), on the other, including charges for factoring accounts receivable, interest, administrative and overhead services, transporting Hydrocarbons and sales of Hydrocarbons, have been made on terms consistent in all material respects with, and accounted for by the Company and its subsidiaries consistent with, transactions of a similar nature occurring during the periods reflected in the Consolidated Financial Statements. The Company and its subsidiaries have not guaranteed, or provided collateral, surety, or credit support for, any obligations of the Seller and its Affiliates (other than the Company and its subsidiaries) to third parties, except such that will be released at the Closing.

         Section 4.19. ACCOUNTS RECEIVABLE. The accounts receivable included in current accounts of the Company comprising part of the Working Capital of the Company arise from, in all material respects, sales made or services rendered in the ordinary course of business, are not subject to any material Lien (except Liens to be released at or prior to the Closing), are not subject to any material conditions that would preclude the sale thereof by the Company (except any such condition to be satisfied or released at or prior to Closing) and are collectible in the ordinary course of business, except as reflected in the reserve for doubtful accounts included in the Working Capital of the Company as of the Closing.

         Section 4.20. GAS BALANCING. Except as set forth in Section 4.09 of the Seller's Disclosure Letter, to the Knowledge of the Seller, since December 31, 1995 no claim has been asserted against the Company or any of its subsidiaries relating to any Material gas balancing liabilities.

                                   ARTICLE V.

                        REPRESENTATIONS AND WARRANTIES OF
                                  THE PURCHASER

         Subject to the provisions of Sections 8.01 and 8.02, the Purchaser represents and warrants to the Seller as follows:

         Section 5.01. ORGANIZATION AND GOOD STANDING. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware with all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as currently conducted.

         Section 5.02. FINANCING. The Purchaser has available to it internal funds that are otherwise uncommitted and funds that it can acquire through borrowings from nationally recognized financial institutions, which borrowings are the subject of firm commitments from such institutions obtained for the purposes of this Agreement, and such funds are, in the aggregate, sufficient to enable the Purchaser to pay the Estimated Purchase Price of the Stock in full, together with all costs and expenses related thereto, and otherwise to perform its obligations under this Agreement.

         Section 5.03. AUTHORIZATION OF AGREEMENT. The Purchaser has all requisite corporate power and authority to enter into this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Purchaser of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, and the performance of its obligations hereunder and thereunder, have been duly and validly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as the same may be limited by legal principles of general applicability governing the application and availability of equitable remedies.

         Section 5.04. APPROVALS. Except for the requirements of (a) the HSR Act and (b) those Laws, Regulations and Orders noncompliance with which could not reasonably be expected to have a material adverse effect on the Purchaser's ability to perform this Agreement, no filing or registration with, no waiting period imposed by and no Permit or Order of, any Governmental Authority is required under any Law, Regulation or Order applicable to the Purchaser to permit the Purchaser to execute, deliver or perform this Agreement or any instrument required hereby to be executed and delivered by it at the Closing.

         Section 5.05. NO VIOLATION. Assuming effectuation of all filings and registrations with, termination or expiration of all waiting periods imposed by and receipt of all Permits and Orders of, Governmental Authorities indicated as required in Section 5.04, neither the execution and delivery by the Purchaser of this Agreement or any instrument required hereby to be executed and delivered by it at the Closing nor the performance by the Purchaser of its obligations hereunder or thereunder will (a) violate or breach the terms of or cause a default under (i) any Law, Regulation or Order applicable to the Purchaser, (ii) the charter or bylaws of the Purchaser or (iii) any contract or agreement to which the Purchaser is a party or by which it or any of its properties or assets is bound, or (b), with the passage of time or the giving of notice or the taking of any action by a third party, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in this Section that could not reasonably be expected to have a material adverse effect upon the ability of the Purchaser to perform its obligations under this Agreement.

         Section 5.06. LITIGATION. There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending, or, to the Knowledge of the Purchaser, threatened, against the Purchaser or any of its assets, at law or in equity, in any Court or before or by any Governmental Authority that could reasonably be expected to have a material adverse effect on the validity or enforceability of this Agreement or the ability of the Purchaser to perform its obligations under this Agreement.

         Section 5.07. BROKERAGE AGREEMENTS. Neither the Purchaser nor any of its subsidiaries has, directly or indirectly, entered into any agreement with any Person that would obligate the Seller, the Company or any of the Company's subsidiaries to pay any commission, brokerage fee or "finder's fee" in connection with the transactions contemplated herein.

         Section 5.08. ACCOUNTS RECEIVABLE. The reserve for doubtful accounts included in the Working Capital of the Company as of the Closing does not exceed the amount of receivables of the Company comprising part of the Working Capital of the Company as of the Closing that is not collectible (it being understood and agreed that this representation is intended solely to provide a mechanism pursuant to which the Purchaser will rebate to the Seller, pursuant to Section 8.02, the excess of receivables actually collected over the amount credited to the Seller for such receivables pursuant to Section 6.09(c) in computing the Final Purchase Price).


                                   ARTICLE VI.

                                   AGREEMENTS

         Section 6.01. AFFIRMATIVE COVENANTS OF THE SELLER. Except as expressly contemplated by this Agreement or consented to in writing by the Purchaser (which consent shall not be unreasonably withheld), the Seller will, during the period from the execution of this Agreement by the Seller to the Closing, cause the Company and its subsidiaries:

                  (a) to operate their businesses in all material respects in the usual and ordinary course consistent with past practices;

                  (b) to use all reasonable efforts to preserve substantially intact their business organizations, maintain the rights and franchises that are Material to the Company, retain the services of their officers and maintain the relationships with the customers and suppliers that are Material to the Company;

                  (c) to maintain and keep the properties and assets that are Material to the Company in as good repair and condition as on the date of this Agreement, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with their customary business practices;

                  (d) to use all commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that set forth in Section 4.14 of the Seller's Disclosure Letter; and

                  (e) to comply in all material respects with all applicable Laws, Regulations and Orders.

         Section 6.02. NEGATIVE COVENANTS OF THE SELLER. Except as (i) expressly contemplated by this Agreement, (ii) required by the partnership or joint venture agreements or arrangements listed in Section 4.02(c) of the Seller's Disclosure Letter with respect to the business, condition (financial or otherwise), operations, performance or properties of the partnerships and joint ventures created thereby, or (iii) as otherwise consented to in writing by the Purchaser (which consent shall not be unreasonably withheld), the Seller will not, from the execution of this Agreement by the Seller until the Closing, permit the Company or any of its subsidiaries:

                  (a) (i) to increase in any material respect the compensation payable to or to become payable to any director or executive officer, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice; (ii) to grant in any material respect any severance or termination pay (other than pursuant to the normal severance policy of the Company and its subsidiaries as in effect on the date of this Agreement) to, or to enter into or to amend any employment or severance agreement with, any director, officer or employee; or (iii) to establish, adopt or enter into any Benefit Plan;

                  (b) to declare or to pay any dividend on, or to make any other distribution in respect of, outstanding shares of capital stock or other equity interests, except for dividends or any other distributions by (i) a wholly-owned subsidiary of the Company to the Company or another wholly-owned subsidiary of the Company or (ii) as disclosed in
         Section 6.02(b) of the Seller's Disclosure Letter;

                  (c) (i) to redeem, purchase or acquire, or to offer to purchase or acquire, any outstanding shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in (other than any such acquisition by the Company or any of its wholly-owned subsidiaries directly from any wholly-owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any outstanding options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries; (ii) to effect any reorganization or recapitalization; or (iii) to split, combine or reclassify any of the capital stock of, or other equity interests in, the Company or any of its subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of such capital stock or such equity interests;

                  (d) (i) to offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any shares of capital stock of, or other equity interests in, any securities convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, the Company or any of its subsidiaries; or (ii) to grant any Lien with respect to any shares of capital stock of, or other equity interests in, any subsidiary of the Company;

                  (e) to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or in any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise to acquire any assets of any other Person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice), the aggregate purchase prices for which exceeds $3,000,000;

                  (f) to sell, lease, exchange or otherwise dispose of, or to grant any Lien (other than a Permitted Encumbrance) with respect to, any of the assets of the Company or any of its subsidiaries that are Material to the Company, except for dispositions of assets (up to an aggregate fair market value of $3,000,000) and inventories in the ordinary course of business and consistent with past practice;

                  (g) to adopt any amendments to its charter or bylaws or other organizational documents that would alter the terms of its capital stock or other equity interests or would have a material adverse effect on the ability of the Seller to perform its obligations under this Agreement;

                  (h) (i) to change any of its policies or practices related to business transactions between the Company and its subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its subsidiaries), on the other hand, (ii) to change any of its methods of accounting in effect at December 31, 1995, except as may be required to comply with GAAP, (iii) to make or rescind any election relating to Taxes, (iv) to settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the cost to the Company and its subsidiaries of such settlements or compromises, individually or in the aggregate, does not exceed $500,000), or (v) to change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 1994, except, in each case, as may be required by

         Law and except, in the cases of clauses (i), (ii) (iii) and (v), for matters that could not reasonably be expected to have a Material Adverse Effect on the Company;

                  (i) to incur any obligations for borrowed money or purchase money indebtedness that are Material to the Company, whether or not evidenced by a note, bond, debenture or similar instrument, except obligations to the Seller and its Affiliates which, in the case of obligations to the Seller and its Affiliates other than the Company and its subsidiaries, will be forgiven or otherwise satisfied at the Closing in accordance with Sections 6.09 and 6.10;

                  (j) to enter into any arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) which is Material to the Company and that is substantially more restrictive on the Company and its subsidiaries or substantially less advantageous to the Company and its subsidiaries than arrangements, agreements or contracts existing on the date hereof;

                  (k) to enter into any (i) new Hydrocarbons purchase contract or Hydrocarbons sale contract or amend or modify any such contract now in existence, which contract, amendment or modification is Material to the Company or (ii) Fixed Price Contract;

                  (l) to enter into any new Hydrocarbons transportation, gathering, compression or dehydration contract or amend or modify any such contract now in existence, which contract, amendment or modification is Material to the Company;

                  (m) to enter into any new Hydrocarbons storage contract or Hydrocarbons processing contract or amend or modify any such contract now in existence, which contract amendment or modification is Material to the Company;

                  (n) to initiate any proceeding before the OCC, the LCC, the TRC, the FERC or any other federal or state regulatory agency, which proceeding could reasonably be expected to have a Material Adverse Effect on the Company; or

                  (o) to agree in writing or otherwise to do any of the foregoing.

         Section 6.03.     ACCESS.

                  (a) From the execution of this Agreement by the Seller until the Closing, the Seller shall cause the Company and its subsidiaries
         (i) to afford the Purchaser and its officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, including environmental engineers (collectively, the "Purchaser's Repre sentatives"), reasonable access at reasonable times, upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the Company and its subsidiaries and to the books and records thereof and (ii) to furnish promptly to the Purchaser and the Purchaser's Representatives such information concerning the business, properties, contracts, records and personnel of the Company and its subsidiaries (including financial, operating and other data and information) as may be reasonably requested, from time to time, by the Purchaser.

                  (b) Notwithstanding the foregoing provisions of this Section, the Seller shall not be required to cause the Company or any of its subsidiaries to grant access or furnish information to the Purchaser or any of the Purchaser's Representatives to the extent that such information is subject to an attorney/client or attorney work product privilege or that such access or the furnishing of such information is prohibited by Law or by a valid and binding confidentiality agreement with a third party; PROVIDED, HOWEVER, that, in the latter instance, if so requested by the Purchaser, the Seller will use all commercially reasonable efforts to obtain from such third party a waiver of such prohibition.

                  (c) The information received pursuant to this Section shall be deemed to be "Evaluation Material" for purposes of the Confidentiality Agreement.

         Section 6.04.     APPROPRIATE ACTION; CONSENTS; FILINGS.

                  (a) The Seller and the Purchaser shall each use, and shall cause each of their respective subsidiaries to use, all commercially reasonable efforts (i) to take, or to cause to be taken, all appropriate action, and to do, or to cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) to obtain from any Governmental Authorities any Licenses, Permits or Orders required to be obtained by the Purchaser or the Seller or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the performance of their obligations hereunder, (iii) to make all necessary filings, and thereafter to make promptly any other required submissions, with respect to this Agreement required under (A) the HSR Act or (B) any other applicable Law, Regulation or Order; PROVIDED, HOWEVER, that the Purchaser and the Seller shall cooperate with each other in connection with the making of all such filings and in supplying any information requested supplementally or by second request from any Governmental Authority. The Purchaser and the Seller shall request early termination of the waiting period under the HSR Act with respect to the transactions contemplated hereby.

                  (b) The Purchaser and the Seller agree to cooperate and to cause their respective subsidiaries to cooperate with respect to, and agree to use all commercially reasonable efforts vigorously to contest and resist and to have vacated, lifted, reversed or overturned, any action, including legislative, administrative or judicial action, including any Order (whether temporary, preliminary or permanent) of any Governmental Authority, that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. Each of the Purchaser and the Seller also agree to take any and all commercially reasonable actions that may be required by any Governmental Authority as a condition to the granting of any Permit or Order required in order to permit the consummation of the transactions contemplated hereby or as may be required to vacate, lift, reverse or overturn any administrative or judicial action that would otherwise cause any condition to the Closing not to be satisfied; PROVIDED, HOWEVER, that in no event shall the Seller take any action that could reasonably be expected to have a Material Adverse Effect on the Company and in no event shall either party be required to take any action that could reasonably be expected to have a Material Adverse Effect on such party or to result in a breach of this Agreement.

                  (c) Each of the Seller and the Purchaser shall use, and shall cause its subsidiaries to use, all commercially reasonable efforts to obtain from all Persons (other than Governmental Authorities) all consents that are (i) necessary, proper or advisable or (ii) otherwise required under any contracts, licenses, leases, Easements, or other agreements to which the Seller or the Purchaser or any of its subsidiaries is a party or by which it is bound, in order to permit the Seller or the Purchaser, as the case may be, to perform its obligations hereunder.

                  (d) If any party shall fail to obtain any third party consent described in subsection (c) of this Section, such party shall use all commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to limit the adverse effect upon the Seller and the Purchaser, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Closing, from the failure to obtain such consent.

                  (e) Each of the Purchaser and the Seller shall promptly notify the other of (i) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) from or by any Governmental Authorities with respect to the transactions contemplated hereby or (ii) the institution or the threat of litigation involving this Agreement or the transactions contemplated hereby.

         Section 6.05. PENDING AND UPCOMING RATE PROCEEDINGS. The Company and its subsidiaries currently have pending rate proceedings in FERC Docket Nos. PR96-2 (Traditional System), PR96-7 (Anadarko System) and TRC Docket No. 8457 with respect to transportation service under Section 311. From the execution of this Agreement by the Seller until the Closing, the Seller shall cause the Company and its subsidiaries to use all commercially reasonable efforts to obtain approval for the maximum rates requested in such proceedings and to prevail in such litigation. Notwithstanding the foregoing, the Seller reserves the right to permit the Company and its subsidiaries to agree with the appropriate Governmental Authorities or other parties, at any time prior to the Closing, to settle all or any part of the issues in such proceedings or litigation, including any issues regarding the appropriate maximum rate, fuel component, rate of return or other cost of service or rate design aspect, when in the sole judgment of the Company or such subsidiary, such action is in the best interests of the Company or such subsidiary and could not reasonably be expected to have a Material Adverse Effect on the Company.

         Section 6.06.     PREPARATION AND FILING OF TAX RETURNS; PAYMENT OF
TAXES.

                  (a) With respect to each Tax Return covering a taxable period ending on or before the Closing Date that is required to be filed after the Closing Date for, by or with respect to the Company or any subsidiary of the Company (other than the Tax Returns described in subsection (c) of this Section), the Seller shall cause such Tax Return to be prepared, shall cause to be included in such Tax Return all items of income, gain, loss, deduction and credit or other items (collectively "Tax Items") required to be included therein, and shall deliver the original of such Tax Return to the Purchaser at least thirty (30) days prior to the due date (including extensions) of such Tax Return. If the amount of the Tax shown to be due on such Tax Return exceeds the amount of the Closing Date Tax Accrual for such Tax, the Seller shall pay to the Purchaser the amount of such excess not less than five (5) days prior to the due date of such Tax Return. If the amount of the Tax shown to be due on such Tax Return is less than the amount of the Closing Date Tax Accrual for such Tax, the Purchaser shall pay to the Seller the amount of such difference not less than five (5) days prior to the due date of such Tax Return. The Purchaser shall cause the Company or the respective subsidiary to file timely such Tax Return with the appropriate taxing authority and to pay the amount of Taxes shown to be due on such Tax Return.

                  (b) With respect to each Tax Return covering a taxable period beginning on or before the Closing Date and ending after the Closing Date that is required to be filed after the Closing Date for, by or with respect to the Company or any subsidiary of the Company (other than the Tax Returns described in subsection (c) of this Section), the Purchaser shall cause such Tax Return to be prepared and shall cause to be included in such Tax Return all Tax Items required to be included therein. The Purchaser shall determine, subject to verification by the Seller, the portion, if any, of the Tax due with respect to the period covered by such Tax Return which is attributable to the Company or the respective subsidiary for a PreClosing Taxable Period. The determination of the portion of such Tax that is attributable to the Pre-Closing Period shall be based, in the case of real and personal property Taxes, on a per diem basis and, in the case of other Taxes, on the actual activities, taxable income or taxable loss of the Company and its subsidiaries during the Pre-Closing Period and PostClosing Period. At least thirty (30) days prior to the due date (including extensions) of such Tax Return, the Purchaser shall deliver to the Seller a copy of such Tax Return. If the amount of Tax attributable to the Pre-Closing Taxable Period exceeds the amount of the Closing Date Tax Accrual for such Tax, the Seller shall pay to the Purchaser the amount of such excess Tax not less than five (5) days prior to the due date of such Tax Return. If the amount of Tax attributable to the Pre-Closing Taxable Period is less than the amount of the Closing Date Tax Accrual for such Tax, the Purchaser shall pay to the Seller the amount of such difference not less than five (5) days prior to the due date of such Tax Return. The Purchaser shall cause the Company or the respective subsidiary to file timely such Tax Return with the appropriate taxing authority and to pay timely the amount of Taxes shown to be due on such Tax Return. For purposes of this subsection,
         (i) any Texas franchise Tax imposed on the Taxable Earned Surplus of the Company or any of its subsidiaries which is determined with reference to the federal taxable income of the Company or any of its subsidiaries for the period up to and including the Closing Date shall be treated as attributable to a Pre-Closing Taxable Period, and (ii) any state income or franchise Tax (other than Texas franchise Tax) which is imposed on the Company or any of its subsidiaries in a Post-Closing Taxable Period and is determined by reference to federal taxable income of a Pre-Closing Taxable Period of the Company or any of its subsidiaries shall be treated as attributable to a Pre-Closing Taxable Period.

                  (c) The Seller shall cause to be included in the consolidated federal income Tax Returns (and the state income Tax Returns of any state in which the Seller files consolidated, combined or unitary income Tax Returns) of the Seller's Group for all periods ending on or before or which include the Closing Date, all Tax Items of the Company and its subsidiaries which are required to be included therein, shall file timely all such Tax Returns with the appropriate taxing authorities and shall pay timely all Taxes due with respect to the periods covered by such Tax Returns.

                  (d) The Seller shall be responsible for the payment of all state and local transfer, sales, use or other similar taxes resulting from the transactions contemplated by this Agreement.

                  (e) From time to time prior to the Closing Date, the Seller shall have the right to cause the Company or any of its subsidiaries to pay to the IRS or the applicable state taxing authority (or to the Seller or another member of the Seller's Group as agent for the payment of such Tax) such amounts on account of the Company's and the subsidiaries' shares of consolidated federal income Tax liability and any consolidated, combined or unitary state income Tax liability of the Seller's Group for the 1996 taxable year as are consistent with any tax sharing agreements, arrangements, policies or guidelines ("Tax Sharing Agreements") that may exist between the Company or any subsidiary of the Company, on the one hand, and the Seller or any other Affiliate of the Seller, on the other. All such Tax Sharing Agreements will be terminated and any obligations to make payments under them shall be canceled as of the Closing Date. Any and all payments then remaining due under those Tax Sharing Agreements shall be made prior to their termination.

         Section 6.07.     ACCESS TO INFORMATION.  From and after the Closing:

                  (a) The Seller and each member of the Seller's Group shall grant to the Purchaser (or its designees) access at all reasonable times to all of the information, books and records relating to the Company and its subsidiaries within the possession of the Seller or any member of the Seller's Group (including work papers and correspondence with taxing authorities), and shall afford to the Purchaser (or its designees) the right (at the Purchaser's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Purchaser or any of its Affiliates (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, to fulfill an obligation to any Governmental Authority imposed by Law, Regulation or Order and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement.

                  (b) The Purchaser shall grant or cause the Company and its subsidiaries to grant to the Seller or any of its Affiliates (or its designees) access at all reasonable times to all of the information, books and records relating to the Company and its subsidiaries within the possession of the Purchaser, the Company or its subsidiaries (including work papers and correspondence with taxing authorities), and shall afford to the Seller (or its designees) the right (at the Seller's expense) to take extracts therefrom and to make copies thereof, to the extent reasonably necessary to permit the Seller (or its designees) to prepare Tax Returns, to conduct negotiations with Tax authorities, to fulfill an obligation to any Governmental Authority imposed by Law, Regulation or Order and to implement the provisions of, or to investigate or defend any claims between the parties arising under, this Agreement or otherwise.

                  (c) Each of the parties hereto will preserve and retain all schedules, work papers and other documents relating to any Tax Returns of or with respect to the Company or any of its subsidiaries or to any claims, audits or other proceedings affecting the Company or any of its subsidiaries until the expiration of the statute of limitations (including extensions) applicable to the taxable period to which such documents relate or until the final determination of any controversy with respect to such taxable period, and until the final determination of any payments that may be required with respect to such taxable period under this Agreement.

                  (d) Notwithstanding the foregoing provisions of this Section, neither party hereto shall be required to grant or cause to be granted to the other access to information, books and records or to furnish extracts or copies thereof if such information, books and records also include information regarding such party or any of its Affiliates. In such circumstances, such party shall either (i) provide appropriately detailed summaries of the information contained therein or (ii), in providing extracts or copies thereof, redact the information relating to such party or its Affiliates.

         Section 6.08.     EMPLOYEES AND EMPLOYEE BENEFIT PLANS.

                  (a) Effective as of the Closing, the Seller shall cause the Company to withdraw as a participating employer from all Benefit Plans other than any Benefit Plans as to which the Company is the sole sponsoring entity.

                  (b) Effective as of the Closing, the Seller shall cause each employee of the Company on the Closing Date (the "Continuing Employees") who is a participant in the Central and South West System Pension Plan (the "CSW Pension Plan") on the Closing Date to become 100% vested in his accrued benefit under the CSW Pension Plan as of the Closing and shall cause the accrued benefits of the Continuing Employees under the CSW Pension Plan to be distributed to such Continuing Employees pursuant to the terms and provisions of the CSW Pension Plan as if the Continuing Employees had terminated employment for purposes of the CSW Pension Plan as of the Closing. Effective as of the Closing, the Purchaser shall take all action necessary and appropriate to extend coverage under a new or existing defined benefit pension plan (the "Purchaser's Pension Plan") qualified under section 401(a) of the Code to the Continuing Employees who were participants in the CSW Pension Plan at the Closing. The Continuing Employees shall be credited with service under the Purchaser's Pension Plan, for eligibility, vesting, and accrual of benefit purposes, with the service credited to them for such purposes under the CSW Pension Plan as of the Closing. The Continuing Employees' benefits under the Purchaser's Pension Plan shall be reduced by the actuarial equivalent of the pension benefit paid or payable to such Continuing Employees from the CSW Pension Plan. In making such reduction, the pension paid or payable under each plan shall be determined under the provisions of each plan as if payable at normal retirement date in the normal form; PROVIDED, HOWEVER, that the pension benefit paid or payable under the CSW Pension Plan in the normal form at the normal retirement date shall be converted to the normal form under the Purchaser's Pension Plan using the actuarial assumptions under the Purchaser's Pension Plan. The net pension payable under the Purchaser's Pension Plan shall then be actuarially adjusted in accordance with the provisions of the Purchaser's Pension Plan for the actual time and form of payment.

                  (c) Effective as of the Closing, the Purchaser shall take all action necessary and appropriate to extend coverage under a new or existing defined contribution plan (the "Purchaser's Savings Plan") qualified under section 401(a) of the Code to the Continuing

         Employees who have account balances under the Central and South West System Thrift Plus Plan (the "CSW Thrift Plan") at the Closing. The Continuing Employees shall be credited with service under the Purchaser's Savings Plan, for eligibility and vesting purposes, with the service credited to them under the terms of the CSW Thrift Plan as of the Closing. As soon as practicable following the Closing, the Seller shall cause to be transferred from the trustee of the CSW Thrift Plan to the trustee of the Purchaser's Savings Plan an amount in cash or in kind (with any in kind transfers to be agreed upon by the Seller and the Purchaser, except that it is hereby agreed that participant loans shall be transferred in kind; PROVIDED, HOWEVER, that any loan repayments shall be applied to investments available under the Purchaser's Savings Plan) equal to the aggregate account balances (both vested and unvested) of the Continuing Employees under the CSW Thrift Plan determined as of the transfer date (which shall be a valuation date) in accordance with the methods of valuation set forth in the CSW Thrift Plan. From and after the date of such transfer, the Purchaser shall cause the Purchaser's Savings Plan to assume the obligations of the CSW Thrift Plan with respect to the benefits accrued by the Continuing Employees under the CSW Thrift Plan, and the CSW Thrift Plan shall cease to be responsible therefor.

                  (d) Except as provided in subsections (e), (f), and (j) of this Section, claims for benefits under welfare plans, as such term is defined in Section 3(1) of ERISA, in which Continuing Employees participate arising out of occurrences prior to the Closing shall be covered by the applicable welfare plan of the Seller in accordance with the terms of such plan. All such claims for benefits by Continuing Employees arising out of occurrences subsequent to the Closing shall be covered by the applicable welfare plan of the Purchaser in accordance with the terms of such plan. Neither the Purchaser nor any of its subsidiaries shall be liable for payment of any disability benefit due to disabled employees of the Company or its subsidiaries or Continuing Employees who, prior to the Closing, are in the waiting or qualifying period for disability benefits. After the Closing, the Seller shall be responsible for disability benefits payable to such persons under the Seller's disability plan.

                  (e) Claims for medical, dental, prescription drug, vision, and employee assistance plan benefits by Continuing Employees with respect to purchases or services or treatment rendered prior to the Closing shall be covered by the applicable welfare plan of the Seller in accordance with the terms of such plan. Claims for such benefits by Continuing Employees with respect to purchases or services or treatment rendered on or subsequent to the Closing shall be covered by the applicable welfare plan of the Purchaser in accordance with the terms of such plan. The Purchaser shall cause the Continuing Employees to be granted credit under the welfare plan of the Purchaser providing medical, dental, prescription drug, vision, and employee assistance plan coverage, for the year during which the Closing occurs, for any deductibles already incurred by such Continuing Employees for such year under the welfare plan of the Seller providing such coverage, and the Purchaser shall cause to be waived any eligibility waiting periods and pre-existing condition restrictions under the welfare plans of the Purchaser to the extent necessary to provide immediate coverage under such welfare plans as of the Closing (but only to the extent that coverage was provided under the applicable welfare plan of the Seller). The Purchaser shall provide the Continuing Employees (and their respective beneficiaries) with medical benefits sufficient to satisfy the obligations of the Seller under Section 4980B(f) of the Code with respect to such Continuing Employees so that the Seller will not incur any tax under Section 4980B of the Code.

                  (f) Effective as of the Closing, the Purchaser shall, or shall cause the Company to, take all action necessary and appropriate to extend coverage under a new or existing health care spending account plan (the "Purchaser's Health Care Plan") to the Continuing Employees. A Continuing Employee shall be considered to have an account balance under the Purchaser's Health Care Plan following the Closing that is the same as such Continuing Employee's account balance under the Central and South West System Health Care Reimbursement Plan (the "CSW Health Care Plan") immediately prior to the Closing, and the elections in effect for the year in which the Closing Date occurs under the CSW Health Care Plan shall remain in effect under the Purchaser's Health Care Plan for the remainder of such year unless changed as a result of a change in family status. As of the Closing, the positive and negative balances of the Continuing Employees under the CSW Health Care Plan shall be netted. To the extent that there is a net positive balance, claims under the Purchaser's Health Care Plan following the Closing shall be paid from the Central and Southwest System Voluntary Employees' Beneficiary Association (the "CSW VEBA") until such balance is eliminated. Thereafter, all such claims shall be paid by the Company. To the extent that there is a net negative balance as of the Closing, the Company shall make a contribution to the CSW VEBA as of or before the Closing equal to the net negative balance. For purposes of this paragraph, a Continuing Employee shall be considered to have a positive balance in such employee's account as of the Closing if the amounts that have been withheld from such Continuing Employee's compensation during the year in which the Closing occurs, pursuant to the CSW Health Care Plan, prior to the Closing, exceeded disbursements on such Continuing Employee's behalf from the CSW Health Care Plan prior to the Closing for such year's claims. A Continuing Employee shall be considered to have a negative balance in such Continuing Employee's account as of the Closing if the disbursements on such Continuing Employee's behalf from the CSW Health Care Plan prior to the Closing for the year in which the Closing occurs exceeds the amounts that have been withheld from such Continuing Employee's compensation during such year, pursuant to the CSW Health Care Plan, prior to the Closing.

                  (g) Effective as of the Closing, the Purchaser shall, or shall cause the Company to, take all action necessary and appropriate to extend coverage under a new or existing dependent care spending account plan (the "Purchaser's Dependent Care Plan") to the Continuing Employees. A Continuing Employee shall be considered to have an account balance under the Purchaser's Dependent Care Plan following the Closing that is the same as such Continuing Employee's account balance under the Central and South West System Dependent Care Assistance Plan (the "CSW Dependent Care Plan") immediately prior to the Closing, and the elections in effect for the year in which the Closing Date occurs under the CSW Dependent Care Plan shall remain in effect under the Purchaser's Dependent Care Plan for the remainder of such year unless changed as a result of a change in family status. To the extent that there are amounts held in the CSW VEBA as of the Closing attributable to a Continuing Employee's participation in the CSW Dependent Care Plan, claims under the Purchaser's Dependent Care Plan following the Closing shall be paid from the CSW VEBA until such amounts are depleted. Thereafter, all such claims shall be paid by the Company.

                  (h) For a period of one year following the Closing Date, the Purchaser shall, or shall cause the Company to, establish and manage a severance benefit plan to cover the Continuing Employees with such severance benefit being a severance benefit plan substantially similar to the Central and South West System Severance Benefit Plan, effective July 1, 1995 (the "CSW Severance Benefit Plan"). For purposes of such plan, (i) any restructuring, reorganization, or other position elimination involving a Continuing Employee shall be considered approved within the meaning of Section 2.1 of the CSW Severance Benefit Plan and (ii) service with the Seller or any of its subsidiaries, including the Company, shall be taken into account.

                  (i) Vacation entitlement accrued by Continuing Employees for the year in which the Closing Date occurs under the Company's vacation policy as in effect as of the Closing shall be recognized by the Purchaser and the Company following the Closing. Service with the Seller or any of its subsidiaries, including the Company, shall be taken into account for purposes of the Purchaser's vacation policy following the Closing.

                  (j) With respect to all employees who retired from employment with the Company prior to the Closing and who have been, or are eligible to be, provided with post-retirement medical, dental, or life insurance coverage as of the Closing under plans sponsored by the Seller or the Company, the Seller shall assume or retain any and all liability with respect to the provision of such coverages to such retired employees and their eligible dependents on and after the Closing. With respect to all Continuing Employees who retire from employment with the Company after the Closing and who have been, or are eligible to be, provided with post-retirement medical, dental or life insurance as of the Closing under plans sponsored by the Company or the Seller, the Purchaser shall assume any and all liability with respect to the provision of such coverages to such retired Continuing Employees and their eligible dependents on and after the Closing (up to a present benefit obligation of $3.2 million, computed using the actuarial assumptions of the CSW Pension Plan).

                  (k) Claims for workers compensation benefits for Continuing Employees arising out of occurrences prior to the Closing shall be the responsibility of the Seller. Claims for workers compensation benefits for Continuing Employees arising out of occurrences subsequent to the Closing shall be the responsibility of the Purchaser.

                  (l) Nothing herein shall be deemed or construed (i) to give rise to any rights, claims, benefits, or causes of action to any Continuing Employee or any other Person, except the Seller or (ii) to prevent, restrict, or limit the Purchaser or the Company and its subsidiaries following the Closing from modifying or terminating its pension or other benefit plans, programs, or policies from time to time as it may deem appropriate, subject only to compliance with the express provisions of subsections (a) through (k) of this Section for the benefit of the Seller.

         Section 6.09. WORKING CAPITAL CONTRIBUTION. Effective as of the Closing, the Seller shall cause (a) the purchase agreement dated January 2, 1991, between the Company and CSW Credit, Inc. pursuant to which the Company factors its trade accounts receivable to CSW Credit, Inc. to be amended to terminate the factoring of accounts receivable of the Company arising after the Closing, (b) the Company's intercompany payable or receivable balance, as the case may be, in the CSW Money Pool to be forgiven in full resulting in a capital contribution (or resulting in a distribution), and (c) to be assigned (without recourse) to the Company, as a capital contribution, the right, title and interest in and to the amount of current accounts receivable balances existing as of the Closing that are required to bring the Working Capital of the Company as of the Closing to zero (after giving effect to clause (b) of this Section and Section 6.10(a)) and that have been factored by the Company to CSW Credit, Inc. pursuant to such purchase agreement.

         Section 6.10. INTERCOMPANY ACCOUNTS; POST-CLOSING RELATIONSHIPS; CLOSING COVENANTS.

                  (a) Except for the Company's intercompany payable or receivable balance, as the case may be, in the CSW Money Pool (which is specifically addressed in Section 6.09), and except for those accounts set forth in Section 6.10(a) of the Seller's Disclosure Letter, the Seller, effective as of the Closing, will cause all intercompany accounts (including those pertaining to all income taxes) between the Company and its subsidiaries, on the one hand, and the Seller and its Affiliates (other than the Company and its subsidiaries), on the other, to be paid or otherwise satisfied.

                  (b) Effective as of the Closing, the only obligations of the Company and its subsidiaries to the Seller and its Affiliates (other than the Company and its subsidiaries) and of the Seller and its Affiliates (other than the Company and its subsidiaries) to the Company and its subsidiaries shall be those obligations expressly set forth in the contracts listed in Section 6.10(b) of the Seller's Disclosure Letter, irrespective of any prior relationships, arrangements, business practices or courses of dealing and any forecasts, estimates or projections related to the subject matter of such contracts.

                  (c) The Seller agrees to assign to the Company, at or prior to the Closing, the confidentiality agreements with all other prospective purchasers of the Company.

                  (d) At the Purchaser's request, the Seller agrees to provide the transition services described in Annex B to this Agreement to the Company until April 15, 1997 at a level sufficient to effect a smooth transfer of the ownership and operation of the Company by the Seller to the Purchaser, and the Purchaser agrees to pay the Seller the cost of such services (consistent with the payment for similar services made in the past under that certain agreement among Central and South West Services, Inc., the Company and certain Affiliates of the Company dated August 18, 1988).

                  (e) As of the Closing, the Seller shall cause the Company and its subsidiaries to have no outstanding long term indebtedness for borrowed money which would be required to be reflected under GAAP in the consolidated financial statements of the Company as of the Closing, other than any such indebtedness reflected in the Consolidated Financial Statements and the debt secured by the real estate mortgages disclosed in Section 4.07(a) of the Seller's Disclosure Letter.

                  (f) The Seller agrees to use commercially reasonable efforts to cooperate with the Company and its subsidiaries after the Closing in making and prosecuting claims under insurance policies and programs of the Seller and its Affiliates that cover the Company and its subsidiaries. The insurance trust of which the Seller is a member under the Trust Agreement dated November 1, 1990 (the "Trust"), will continue to process, respond to, defend, and pay claims received prior to the Closing. The Company and its subsidiaries will process, respond to, defend, and pay claims made after the Closing; PROVIDED, HOWEVER, that the Company and its subsidiaries after the Closing will continue to be entitled to make claims against insurance policies purchased by the Trust prior to the Closing in which the Company and its subsidiaries are named as insureds in accordance with the terms of such policies so long as such insurance policies remain in effect, but the Company and its subsidiaries will not make claims against the Trust or Trust assets for claims made after the Closing. The Seller shall cause no premiums or assessments to be due and payable from the Company and its subsidiaries to the Trust (and no distributions or refunds to be due and payable from the Trust to the Company and its subsidiaries) after the Closing.

                  (g) Prior to or at the Closing the Seller shall enter into, or cause Public Service Company of Oklahoma to enter into, an agreement providing for the indemnity to the Company and its subsidiaries described in the seventh paragraph of Note 10 to the Consolidated Financial Statements as such indemnity relates to the claims against the Company or such subsidiaries described in such paragraph or similar claims against the Company or such subsidiaries made subsequent to December 31, 1995 that relate to events occurring or circumstances existing prior to the Closing. Such agreement shall contain terms similar to those set forth in Sections 8.02(e) and (f) regarding the defense and settlement of claims, but in any event shall be in form and substance reasonably acceptable to the Purchaser.

         Section 6.11. ESTIMATED PURCHASE PRICE. At least three (3) days prior to the Closing, the Seller in good faith shall prepare in reasonable detail and deliver to the Purchaser a statement setting forth the Seller's calculations with respect to its best estimation of the Purchase Price, including its best estimation of the amount of Working Capital of the Company as of the Closing (the "Estimated Purchase Price").

         Section 6.12. DETERMINATION OF FINAL PURCHASE PRICE. As soon as reasonably practicable and in any event within sixty (60) days following the Closing Date, the Purchaser shall cause the Company to prepare and deliver to the Seller a statement setting forth the Purchaser's calculation (the "Final Purchase Price Calculation") of the final purchase price (the "Final Purchase Price"), including the actual amount of Working Capital of the Company as of the Closing and, if the Final Purchase Price differs from the Estimated Purchase Price, the reasons therefor in reasonable detail. The Final Purchase Price Calculation shall contain sufficient detail to enable the Seller to relate the calculations contained therein to the books and records of the Company and its subsidiaries. The Purchaser shall cause the Company to make available to the Seller all information in the possession of the Company and its subsidiaries reasonably required for the Seller to verify whether the Final Purchase Price Calculation is correct. Within forty-five (45) days following the delivery of the Final Purchase Price Calculation, the Seller shall notify the Purchaser whether it agrees with the Final Purchase Price Calculation; PROVIDED, HOWEVER, that, if the Seller shall fail so to notify the Purchaser within such forty-five
(45) day period, it shall be deemed to have agreed with the Final Purchase Price Calculation. If the Seller shall disagree with the Final Purchase Price Calculation, the Seller and the Purchaser shall endeavor in good faith to agree on the Final Purchase Price but, if they shall not agree within thirty (30) days following the Seller's notice to the Purchaser, either the Purchaser or the Seller may cause the issues in dispute to be referred for resolution to Price Waterhouse L.L.P. (or such other firm of independent public accountants as the Purchaser and the Seller may mutually designate), and the Seller and the Purchaser shall cooperate, and the Purchaser shall cause the Company and its subsidiaries to cooperate, with such firm of independent public accountants by making available to that firm such information, books and records and such personnel as such firm may reasonably request. The costs of such firm of independent public accountants shall be borne equally by the Purchaser and the Seller. The Purchaser and the Seller shall use all commercially reasonable efforts to cause such firm of independent public accountants to examine the books and records of the Company and its subsidiaries, as well as any other information that such firm may reasonably conclude is necessary to make such determination, and to make a determination with respect to such issues within sixty (60) days following the date such issues are referred to them. Any such determination shall be final and binding on the Purchaser and the Seller and may be enforced by appropriate judicial or other proceedings. The Final Purchase Price shall then be calculated by the Seller and the Purchaser based on those matters as to which they are in agreement and the determination by the independent public accountants as to those matters, if any, as to which they did not agree. If the Final Purchase Price as so determined (whether by agreement of the parties or determination by accountants) shall exceed the Estimated Purchase Price, the Purchaser shall pay the Seller the amount of such excess plus interest thereon from the Closing Date until paid at a rate equal to the base or reference rate quoted from time to time by the Bank, but, if the Final Purchase Price as so determined shall be less than the Estimated Purchase Price, the Seller shall pay the Purchaser the amount of such shortfall plus interest thereon from the Closing Date until paid at a rate equal to the base or reference rate quoted from time to time by the Bank, such payment in either case to be made within five (5) days following the final determination of the Final Purchase Price.

         Section 6.13. PUBLIC ANNOUNCEMENTS. Except as otherwise required by Law or the New York Stock Exchange, the Seller and the Purchaser shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement and the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation. The press release announcing the execution and delivery of this Agreement shall be a joint press release of the Seller and the Purchaser.

         Section 6.14. CONFIDENTIALITY. After the Closing, the Seller will not, and will not permit its Affiliates which it controls (excluding the Company and its subsidiaries) to, disclose or provide to any other Person any material non-public information of a confidential nature concerning the business or operations of the Company or its subsidiaries, except as required by Law, Regulation or Order.

         Section 6.15. ACQUISITION PROPOSALS. From the execution of this Agreement by the Seller until the Closing or the termination of this Agreement in accordance with its terms, the Seller will not, and will cause its officers, directors, employees or agents not to, directly or indirectly, (a) take any action to solicit, initiate or encourage any proposal regarding the acquisition of the Company or its assets by merger or otherwise or (b), except as required by Law, Regulation or Order, engage in negotiations with, or disclose any non-public information relating to the Company, or afford access to its properties, books or records to any Person that has made or, to the Knowledge of the Seller, may be considering making an acquisition proposal.

                                  ARTICLE VII.

                            CONDITIONS TO THE CLOSING

         Section 7.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of each party to this Agreement to effect the transactions contemplated hereby to occur at the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver of each of the following conditions:

                  (a) All requirements of any applicable Law, Regulation or Order necessary for the valid consummation of the transactions contemplated herein to occur at the Closing shall have been fulfilled (including the termination or expiration of the applicable waiting period under the HSR Act), and all filings required to be made with any Governmental Authority under any applicable Law, Regulation or Order (including the filing of the Certificate of Merger) and all Permits and Orders required to be obtained from any Governmental Authority or Court under any applicable Law, Regulation or Order, in each case, in order to permit the Seller or the Purchaser to consummate the transactions contemplated hereby to occur at the Closing shall have been made or obtained (other than any requirement the nonfulfillment of which and any Permit or Order the nonreceipt of which could not reasonably be expected to have a Material Adverse Effect on the Seller, the Purchaser or the Company); and

                  (b) No temporary restraining order, preliminary or permanent injunction or other Order issued by any Court of competent jurisdiction preventing the consummation of the transactions contemplated hereby to occur at the Closing shall be in effect.

         Section 7.02. CONDITIONS TO OBLIGATION OF THE PURCHASER. The obligation of the Purchaser to effect the transactions contemplated hereby to occur at the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver of each of the following conditions:

                  (a) The representations and warranties of the Seller set forth in this Agreement shall be true and correct in all material respects as of the execution of this Agreement by the Seller and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made at and as of the Closing and the Purchaser shall have received a certificate signed on behalf of the Seller by the president or any vice president and by the chief financial officer of the Seller to such effect (except the representations and warranties set forth in Sections 4.07, 4.08 and
         4.09 insofar as they relate to the Palo Duro Pipeline);

                  (b) The Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Purchaser shall have received a certificate signed on behalf of the Seller by the president or any vice president and by the chief financial officer of the Seller to such effect;

                  (c) The Seller shall have furnished the Purchaser at the Closing with certified copies of resolutions duly adopted by the Board of Directors of the Seller authorizing the execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by the Seller at the Closing;

                  (d) There shall not be any action or proceeding pending or threatened (including any investigation) by any Governmental Authority to restrain, enjoin or invalidate the transactions contemplated herein or to compel the Purchaser to divest any material assets, which would, in the judgment of the Board of Directors of the Purchaser, made in good faith and based upon the advice of counsel, involve expense or lapse of time or result in a reconfiguration of the Purchaser's business which expense, lapse of time or result would be materially adverse to the interests of the Purchaser;

                  (e) The Purchaser shall have received from counsel to the Seller an opinion dated as of the Closing Date in form and substance reasonably satisfactory to the Purchaser; and

                  (f) The Purchaser shall have received at the Closing resignations of all directors of the Company and its subsidiaries.

         Section 7.03. CONDITIONS TO OBLIGATION OF THE SELLER. The obligation of the Seller to effect the transactions contemplated hereby to occur at the Closing shall be subject to the satisfaction or, to the extent permitted by Law, waiver of each of the following conditions:

                  (a) The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects as of the execution of this Agreement by the Purchaser and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing as though made at and as of the Closing and the Seller shall have received a certificate signed on behalf of the Purchaser by the president or any vice president and by the chief financial officer of the Purchaser to such effect;

                  (b) The Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Seller shall have received a certificate signed on behalf of the Purchaser by the president or any vice president and by the chief financial officer of the Purchaser to such effect;

                  (c) The Purchaser shall have furnished the Seller at the Closing with certified copies of resolutions duly adopted by the Board of Directors of the Purchaser authorizing the execution, delivery and performance of this Agreement and each instrument required hereby to be executed and delivered by the Purchaser at the Closing;

                  (d) There shall not be any action or proceeding pending or threatened (including any investigation) by any Governmental Authority to restrain, enjoin or invalidate the transactions contemplated herein or to compel the Seller to (i) divest any material assets, which would, in the judgment of the Board of Directors of the Seller, made in good faith and based upon the advice of counsel, involve expense or lapse of time or result in a reconfiguration of the Seller's business which expense, lapse of time or result would be materially adverse to the interests of the Seller or (ii) pay over any material amount of the proceeds from the Merger;

                  (e) The Seller shall have received from counsel to the Purchaser an opinion dated as of the Closing Date in form and substance reasonably satisfactory to the Seller; and

                  (f) The Purchaser shall have delivered to the Seller at the Closing immediately available funds in an amount equal to the Estimated Purchase Price.


                                  ARTICLE VIII.

                                 INDEMNIFICATION

         Section 8.01. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS. The representations, warranties, covenants and agreements of the parties contained in Articles II, III, IV, V and VI (other than the representations and warranties contained in Sections 3.02, 3.06, 4.02(a), 4.08(c) (to the extent the representations and warranties set forth in such Section relate to the Palo Duro Pipeline), 4.09, 4.10, 4.11, 4.12, 4.16, 4.17 and 4.18 and the covenants and agreements contained in Sections 6.06, 6.07, 6.08, 6.10 and 6.14) shall survive both the Closing and any investigation by the parties with respect thereto but shall terminate and be of no further force or effect on the first anniversary of the Closing. The representations and warranties contained in Sections 4.09 and 4.11 shall survive both the Closing and any investigation by the parties with respect thereto but shall terminate and be of no further force and effect on the second anniversary of the Closing. The representations and warranties contained in Section 4.12 shall survive the Closing and any investigation by the parties with respect thereto until the tenth anniversary of the Closing. The representations and warranties contained in Sections 3.02, 3.06, 4.02(a), 4.08(c) (except to the extent the representations and warranties set forth in such Section relate to the Palo Duro Pipeline), 4.16, 4.17 and 4.18 and the covenants and agreements contained in Sections 6.06, 6.07, 6.08, 6.10(a)-(f) and 6.14 shall survive both the Closing and any investigation by the parties with respect thereto until the expiration of the statute of limitations (including any and all periods of extension or tolling thereof) applicable to actions on written contracts. The representations and warranties contained in Sections 4.08(c) (to the extent the representations and warranties set forth in such Section relate to the Palo Duro Pipeline), and
4.10 and the covenants contained in Section 6.10(g) shall survive both the Closing and any investigation by the parties with respect thereto until the expiration of the statute of limitations (including any and all periods of extension or tolling thereof) applicable to the subject matter of such sections. Notwithstanding the foregoing, any such representation, warranty, covenant or agreement as to which a bona fide claim relating thereto is asserted in writing in accordance with Section 8.02 during such survival period shall, with respect only to such claim, survive such survival period. The covenants and agreements in this Article VIII shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any bona fide claim made with respect to any representation, warranty, covenant or agreement contained in this Agreement during the survival period thereof. The remaining covenants and agreements of the parties hereto contained in this Agreement shall survive the Closing without any contractual limitation on the period of survival.

         Section 8.02.     GENERAL INDEMNIFICATION.

                  (a) Subject to the limitations on survival contained in
         Section 8.01, if the transactions contemplated hereby to occur at the Closing are effected, each party hereto (the "Indemnifying Party") hereby agrees, from and after the Closing, to indemnify and hold harmless the other party hereto (the "Indemnified Party") against any losses, claims, damages or liabilities ("Losses") which such Indemnified Party shall actually incur, to the extent that such Losses (or actions, suits or proceedings in respect thereof and any appeals therefrom ("Proceedings")) (other than any Losses subject to Section 8.03 herein):

                           (i) arise out of or are based upon any allegation
                  that any representation or warranty made herein in Article III, IV or V for the benefit of the Indemnified Party by the Indemnifying Party is untrue or has been breached in any respect; or

                           (ii) arise out of or are based upon any allegation
                  that any covenant or agreement made herein for the benefit of the Indemnified Party by the Indemnifying Party has not been performed in accordance with its terms;

         and will reimburse the Indemnified Party for any legal or other expenses reasonably incurred by it in connection with investigating or defending against any such Losses or Proceedings. Notwithstanding the foregoing, except for Losses resulting from breaches of Sections 3.02, 3.06, 4.02, 4.08(c) (to the extent the representations and warranties set forth in such Section relate to the Palo Duro Pipeline), 4.10, 4.18, 4.19, 5.08, 6.06, 6.09, 6.10 and 6.12, the Indemnifying Party
         shall (x) not be liable to the Indemnified Party under this Section for any Loss incurred by the Indemnified Party which does not exceed $500,000, and (y) be liable to the Indemnified Party under this Section only for the amount of Losses incurred by the Indemnified Party which exceed $10,000,000 in the aggregate; PROVIDED, HOWEVER, that the amount of such Losses that are subject to indemnification hereunder shall not exceed the Final Purchase Price; and PROVIDED, FURTHER, that the Losses incurred by an Indemnified Party shall, for purposes of determining the threshold level thereof in accordance with this sentence and otherwise, be offset by (i) the amount of any such Losses incurred by the Indemnifying Party jointly and severally with the Indemnified Party to the extent of payments made by the Indemnifying Party; and (ii) the proceeds of any insurance received by the Indemnified Party with respect thereto.

                  (b) Promptly after receipt by the Indemnified Party under subsection (a) of this Section of notice of a Loss or the commencement of any Proceeding against which it believes it is indemnified under this Section, the Indemnified Party shall, if a claim in respect thereto is to be made against the Indemnifying Party under this Section, notify the Indemnifying Party in writing of the commencement THEREOF; PROVIDED, HOWEVER, that the omission so to notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party to the extent that the Indemnifying Party is not prejudiced by such omission.

                  (c) For purposes of determining whether an event, fact or occurrence constitutes a misrepresentation or a breach of any representation, warranty, covenant or agreement contained in this Agreement for which indemnification can be or is sought under this Section, as used in any such representation, warranty, covenant or agreement, the terms "Material" and "Material Adverse Effect" shall have the following meanings:

                           "Material" shall mean material to the condition
                  (financial and other), results of operations or business of a specified Person and its subsidiaries, if any, taken as whole; PROVIDED that, without limiting the foregoing definition, the parties acknowledge and agree that any amount exceeding $500,000 is material; and

                           "Material Adverse Effect" shall mean any change or
                  effect that would be materially adverse to the consolidated business, condition (financial or otherwise), operations, performance or properties of a specified Person and its subsidiaries, if any, taken as a whole; PROVIDED that, without limiting the foregoing definition, the parties acknowledge and agree that any amount exceeding $5,000,000 is material in respect of Section 4.05 and that any amount exceeding $500,000 is material in all other cases;

         PROVIDED that the special purpose use of the terms "Material" and "Material Adverse Effect" in this subsection (c) shall be disregarded and given no effect in determining what is "material" for purposes of the definitions of such terms contained in Annex A to this Agreement and how they are used elsewhere in this Agreement.

                  (d) The Indemnifying Party shall, within thirty (30) days after receipt of a notice of Loss or Proceeding given pursuant to subsection (b) of this Section, either (i) acknowledge liability, as between the Indemnifying Party and the Indemnified Party, for such Loss or the amount in controversy in such Proceeding and pay the Indemnified Party the amount of such Loss or the amount in controversy in such Proceeding in cash or other immediately available funds (or establish by agreement with the Indemnified Party an alternative payment schedule), (ii) acknowledge liability, as between the Indemnifying Party and the Indemnified Party, for such Loss or the amount in controversy in such Proceeding, disavow the validity of the Loss or Proceeding or the amount thereof and, to the extent that it shall so desire in accordance with subsection (d) of this Section, assume the legal defense thereof, or (iii) object (or reserve the right to object until additional information is obtained) to the claim for indemnification or the amount thereof, setting forth the grounds therefor in reasonable detail; PROVIDED that, if the Indemnifying Party objects (or reserves its right to object) within such 30-day period as provided in this clause (iii), then the Indemnified Party may bring suit (in the same Proceeding or otherwise) to resolve the dispute and, pending final resolution of such dispute, the Indemnified Party may proceed as though the Indemnifying Party had responded in accordance with clause (i) above. If the Indemnifying Party does not respond to the Indemnified Party as provided in this subsection within such 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim in accordance with clause (i) of this subsection and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

                  (e) If any such Proceeding shall be brought against an Indemnified Party and it shall notify the Indemnifying Party thereof in accordance with subsection (c) of this Section, the Indemnifying Party shall, if it shall have responded to such notice in accordance with clause (ii) of subsection (c) of this Section, be entitled to assume the legal defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or such action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section for any attorney's fees or other expenses (except reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not assume the defense of a Proceeding as to which it has acknowledged liability, as between itself and the Indemnified Party, pursuant to clause (ii) of subsection (c) of this Section, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and expenses and reasonable out-of-pocket expenses incurred in the defense thereof and, subject to the provisions of subsection (e) of this Section, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party.

                  (f) An Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such Proceeding. If the Indemnifying Party has responded to the Indemnified Party pursuant to clause (i) of subsection (c) of this Section, the Indemnified Party may settle or compromise or consent to the entry of any judgment with respect to the Proceeding that was the subject of notice to the Indemnifying Party pursuant to subsection (c) of this Section without the consent of the Indemnifying Party. An Indemnified Party will not otherwise, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding, but, if such Proceeding is settled or compromised or if there is entered any judgment with respect to any such Proceeding, in either case with the consent of the Indemnifying Party, or if there be a final judgment of the plaintiff in any such Proceeding, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement, compromise or judgment.

                  (g) From and after the Closing, except as provided in Section 8.03, the provisions of this Section shall be the sole and exclusive remedy of each party hereto for any breach of the other party's representations, warranties, covenants or agreements contained in this Agreement; PROVIDED, HOWEVER, that each party may seek specific performance by the other party of the agreements and obligations set forth in Sections 6.07, 6.13 and 6.14. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY LOSSES, CLAIMS, DAMAGES OR LIABILITIES INDEMNIFIED HEREUNDER INCLUDE ANY CONSEQUENTIAL OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THAT SUCH ARE AWARDED TO A THIRD PARTY IN A PROCEEDING AGAINST AN INDEMNIFIED PARTY.

         Section 8.03.     TAX INDEMNIFICATION AND AUDITS.

                  (a) From and after the Closing, the Seller hereby agrees to protect, defend, indemnify and hold harmless the Purchaser and the Company and its subsidiaries from and against, and agrees to pay, all:

                           (i) Taxes of the Company or any subsidiary of the
                  Company attributable to any Pre-Closing Taxable Period (except for Taxes arising out of any transaction of the Company or its subsidiaries not in the ordinary course of business occurring on the Closing Date but subsequent to the Closing), but only to the extent the amount of such Taxes exceeds the amount taken into account as a liability for such Taxes in determining the Purchase Price;

                           (ii) Taxes of any corporation (other than the Company
                  and its subsidiaries) that is or was a member of the Seller's Group; and

                           (iii) Taxes of the Company or any subsidiary of the
                  Company attributable to the Section 338(h)(10) Elections made pursuant to Section 8.04.

                  (b) From and after the Closing, the Purchaser agrees to protect, defend, indemnify and hold harmless the Seller from and against, and agrees to pay, all:

                           (i) Taxes of the Company or any subsidiary of the
                  Company attributable to any Post-Closing Taxable Period; and

                           (ii) Taxes arising out of any transaction of the
                  Company or its subsidiaries not in the ordinary course of business occurring on the Closing Date and after the Closing.

                  (c) If a claim shall be made by any taxing authority that, if successful, would result in the indemnification of a party (the "Tax Indemnified Party") under this Section, the Tax Indemnified Party shall promptly notify the party (the "Tax Indemnifying Party") obligated under this Section to indemnify the Tax Indemnified Party in writing of such fact; provided, however, that the omission to so notify the Indemnifying Party shall not relieve it from any liability which it may have to the Indemnified Party to the extent that the Indemnifying Party is not prejudiced by such omission.

                           (i) The Tax Indemnified Party shall take such action
                  in connection with contesting such claim as the Tax Indemnifying Party shall request in writing from time to time, including the selection of counsel and experts and the execution of powers of attorney; PROVIDED that (A) within thirty (30) days after the notice required by this subsection has been delivered (or such earlier date that any payment of Taxes is due by the Tax Indemnified Party but in no event sooner than five (5) days after the Tax Indemnifying Party's receipt of such notice), the Tax Indemnifying Party requests that such claim be contested, and (B) the Tax Indemnifying Party shall have agreed to pay to the Tax Indemnified Party all costs and expenses that the Tax Indemnified Party incurs in connection with contesting such claim, including reasonable attorneys' and accountants' fees and disbursements. The Tax Indemnified Party shall not make any payment of such claim for at least thirty (30) days (or such shorter period as may be required by applicable law) after the giving of the notice required by this subsection, shall give to the Tax Indemnifying Party any information requested relating to such claim, and otherwise shall cooperate with the Tax Indemnifying Party in order to contest effectively any such claim. The Tax Indemnifying Party shall determine the method of any contest of such claim and shall control the conduct thereof.

                           (ii) Subject to the provisions of paragraph (i) of
                  this subsection, the Tax Indemnified Party shall enter into a settlement of such contest with the applicable taxing authority or prosecute such contest to a determination in a Court, all as the Tax Indemnifying Party may request.

                           (iii) Promptly after the extent of the liability of
                  the Tax Indemnified Party with respect to a claim shall be established by the final judgment or decree of a Court or a final and binding settlement with a Governmental Authority having jurisdiction thereof, the Tax Indemnifying Party shall pay to the Tax Indemnified Party the amount of any Taxes to which the Tax Indemnified Party may become entitled by reason of the provisions of this Section.

                  (d) Notwithstanding anything to the contrary in this Section, any interest, penalties, fines, assessments or additions to Tax resulting from or attributable to the failure of the Tax Indemnified Party to act in a timely manner, including in filing Tax Returns, responding to Tax audit or other inquiries or making payments shall not be indemnifiable hereunder and shall be the sole responsibility of the Tax Indemnified Party.

                  (e) In addition to the provisions of this subsection (c) of this Section, if any proposed audit adjustments of a Pre-Closing Taxable Period Tax Return could result in a tax adjustment for a Post-Closing Taxable Period, the Seller shall promptly inform the Purchaser. If the Seller elects not to contest the adjustment, the Purchaser shall have the option, at the Purchaser's own expense, to contest the proposed adjustment in accordance with the provisions of subsection (c) of this Section.

                  (f) In addition to the provisions of subsection (c) of this Section, if any proposed audit adjustments of a Post-Closing Taxable Period Tax Return could result in an audit adjustment for a Pre-Closing Taxable Period, the Purchaser shall promptly inform the Seller. If the Purchaser elects not to contest the adjustment, the Seller shall have the option, at the Seller's own expense, to contest the proposed adjustment in accordance with the provisions of subsection (c) of this Section.

                  (g) Except for the indemnification provided in Section 8.02 for breach of any representation or warranty contained in Section 4.10 or any covenant or agreement contained in Section 6.06, the indemnification provided in this Section shall be the sole remedy for any claim in respect of Taxes. In the event of a conflict between the provisions of this Section and any other provisions of this Agreement, the provisions of this Section shall control. The limitations of Section 8.02 shall not apply to any amounts for which a party is liable under this Section. Any claim for indemnity under this Section must be made prior to the expiration of the applicable Tax statute of limitations with respect to the relevant taxable period (including all periods of tolling or extension).

                  (h) To the extent any determination of Taxes, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise results in a refund of Taxes paid (a "Refund"), (i) the Seller shall be entitled to any part of such Refund attributable to a Pre-Closing Taxable Period, (ii) the Purchaser shall be entitled to any part of such Refund attributable to a Post-Closing Taxable Period, and (iii) the Purchaser and the Seller shall each be entitled to a Refund attributable to a taxable period described in
         Section 6.06(b) in the portions that the Purchaser and the Seller originally bore any Taxes payable with respect to such taxable period. Whichever party receives such Refund shall, within ten (10) days after receipt thereof, pay such Refund, or any part thereof, and the interest received thereon to the party entitled thereto under this subsection.

                  (i) Any payment from the Purchaser to the Seller pursuant to
         Section 6.06 or this Section shall be treated for Tax purposes as an increase in the Purchase Price, and any payment from the Seller to the Purchaser pursuant to Section 6.06 or this Section shall be treated for Tax purposes as a reduction in the Purchase Price.

         Section 8.04.     SECTION 338(H)(10) ELECTIONS.

                  (a) The Seller, as the common parent of the Seller's Group, and the Purchaser shall make a joint election under section 338(h)(10) of the Code and a similar election under any applicable state income tax law for the Company and for each of the corporate subsidiaries (collectively, the "Section 338(h)(10) Elections"). At the Closing, the Seller shall deliver to the Purchaser an Internal Revenue Service Form 8023-A and any similar form under applicable state income tax law (the "Forms") with respect to the Section 338(h)(10) Elections, which shall have been duly executed by an authorized person for the Seller. The Purchaser shall cause the Forms to be duly executed by an authorized person for the Purchaser, shall complete any schedules required to be attached thereto, shall provide a copy of the executed Forms and schedules to the Seller, and the Seller and the Purchaser shall duly and timely file the Forms as prescribed by Treasury Regulation ss. 1.338(h)(10)-1 or the corresponding provisions of applicable state income tax law.

                  (b) The Purchaser shall select a firm of qualified appraisers to conduct an appraisal of the Company's assets (the "Appraisal"), which selection must be approved by the Seller, such approval not to be unreasonably withheld. The Seller and the Purchaser agree that the results of the Appraisal shall be used to allocate the Purchase Price and liabilities of the Company and its subsidiaries (plus other relevant items) to the assets of the Company and its subsidiaries for all purposes (including United States or any state, county or local government Tax purposes) in accordance with the Code and applicable Treasury Regulations. Such allocation of the Purchase Price shall be prepared by the Purchaser and submitted in writing to the Seller within ninety (90) calendar days after the date on which the Final Purchase Price is determined. The Seller shall consent to such Purchase Price allocation unless such

         Purchase Price allocation is unreasonable. If the Seller does not object in writing to such proposed allocation within thirty (30) calendar days after receipt of the Purchaser's written proposal, the Purchaser's proposed allocation shall become final and binding on the Seller and the Purchaser. If the Seller makes timely objection to the Purchaser's proposal, the Purchaser and Seller shall have thirty (30) calendar days to reach agreement or the allocation shall be submitted to Price Waterhouse L.L.P. The determination of Price Waterhouse L.L.P. shall be final and binding on the Purchaser and the Seller and the fees and expenses of Price Waterhouse L.L.P. shall be borne equally by the Purchaser and the Seller. Price Waterhouse L.L.P. shall adjust the Purchase Price allocation provided by the Purchaser to the extent necessary to make such allocation reasonable. The Purchaser and the Seller shall duly prepare and timely file such reports and information returns as may be required under the Code and applicable Treasury Regulations and any corresponding or comparable provisions of applicable state and local Tax laws to report the allocation of the Purchase Price.


                                   ARTICLE IX.

                                   TERMINATION

         Section 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual consent of the Seller and the Purchaser;

                  (b) by the Purchaser, upon a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Seller set forth in this Agreement, or if any representation or warranty of the Seller shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.02(a) or Section 7.02(b), as the case may be, would be incapable of being satisfied by June 30, 1996 (or as otherwise extended as described in Section 9.01(e)); PROVIDED, HOWEVER, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this subsection;

                  (c) by the Seller, upon a breach in any material respect of any representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement, or if any representation or warranty of the Purchaser shall have become untrue in any material respect, in either case such that the conditions set forth in Section 7.03(a) or Section 7.03(b), as the case may be, would be incapable of being satisfied by June 30, 1996 (or as otherwise extended as described in Section 9.01(e)); PROVIDED, HOWEVER, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this subsection (c);

                  (d) by either the Seller or the Purchaser, if there shall be any Order which is final and nonappealable preventing the consummation of the transactions contemplated hereby, unless the party relying on such Order to terminate this Agreement has not complied with its obligations under Section 6.04(b); and

                  (e) by either the Seller or the Purchaser, if the Closing shall not have occurred prior to June 30, 1996; PROVIDED, HOWEVER, that this Agreement may be extended by written notice from either party hereto to the other to a date not later than July 31, 1996, if the Closing shall not have occurred as a direct result of the nonfulfillment of the condition contained in subsection (a) of Section
         7.01 by June 30, 1996.

         The right of any party hereto to terminate this Agreement pursuant to this Section shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, employees or representatives, whether prior to or after the execution of this Agreement; PROVIDED, HOWEVER, that each party shall provide written notice to the other party of any breach by such other party of a representation, warranty, covenant or agreement set forth in this Agreement as soon as practicable upon learning of such breach, and the non-breaching party may only terminate this Agreement pursuant to subsections (b) or (c) of this Section, as the case may be, if such breach is not cured within ten (10) days of such notice being given. If such ten (10) day cure period extends beyond the date set forth in such subsections, then such date shall be extended to be the first business day immediately following the expiration of such ten (10) day cure period.

         Section 9.02. EFFECT OF TERMINATION; NONCONSUMMATION. Except as provided in this Section and Section 9.03, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void and of no further force and effect. If the transactions contemplated hereby are not consummated by reason of the termination of this Agreement or otherwise, there shall be no liability on the part of either party hereto to the other and all rights and obligations of each party hereto shall cease, except that nothing herein (other than the immediately following sentence) shall relieve any party of any liability for (a) any breach of such party's covenants or agreements contained in this Agreement or (b) any breach of such party's representations or warranties contained in this Agreement. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT SHALL ANY LOSSES, CLAIMS, DAMAGES OR LIABILITIES CLAIMED WITH RESPECT TO THE EXCEPTION TO THE IMMEDIATELY PRECEDING SENTENCE INCLUDE ANY CONSEQUENTIAL OR PUNITIVE DAMAGES, EXCEPT TO THE EXTENT THAT SUCH ARE AWARDED TO A THIRD PARTY IN A PROCEEDING AGAINST AN INDEMNIFIED PARTY.

         Section 9.03. FEES AND EXPENSES. All Expenses incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses; PROVIDED, HOWEVER, that the Seller (and not the Company or its subsidiaries) shall be responsible for the fees and expenses of all third parties retained by or on behalf of the Seller and its Affiliates in connection with the transactions contemplated by this Agreement.

                                   ARTICLE X.

                                  MISCELLANEOUS

         Section 10.01. NOTICES. All notices and other communications hereunder to a party hereto shall be in writing and shall be deemed to be properly given if delivered personally, telecopied (subject to confirmation) or mailed to it by registered or certified mail (return receipt requested), in the case of the Seller, to:

                           Central and South West Corporation
                           1616 Woodall Rodgers Freeway
                           P.O. Box 660164
                           Dallas, Texas  77256-0164
                           Telecopy Number:  (214) 777-1528
                           Attention:  Senior Vice President and General Counsel

and in the case of the Purchaser, to:

                           Tejas Gas Corporation
                           1301 McKinney Street, Suite 700
                           Houston, Texas 77010
                           Telecopy Number: (713) 658-9600
                           Attention: James W. Whalen, Chief Financial Officer

or at such other address as shall be specified by like notice.

         Section 10.02. HEADINGS; CROSS REFERENCES. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of the Agreement. Unless the context otherwise requires, all references herein to Articles or Sections shall refer to Articles or Sections of this Agreement.

         Section 10.03. PRIOR AGREEMENTS. This Agreement shall supersede all prior agreements, documents or other instruments with respect to the matters covered hereby, save and except the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms until the Closing, but shall expire at the Closing.

         Section 10.04. AMENDMENT. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 10.05. WAIVER. At any time prior to the Closing, either party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the covenants or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         Section 10.06. FURTHER ACTIONS. Each party shall execute and deliver such other certificates, agreements and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated by this Agreement.

         Section 10.07. ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party; PROVIDED, HOWEVER, that the Purchaser may assign its rights under this Agreement to any corporation, all of the outstanding voting stock of which is owned directly or indirectly by the Purchaser; and PROVIDED, FURTHER, that no such assignment shall relieve the Purchaser of any of its obligations under this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights, remedies or obligations under or by reason of this Agreement.

         Section 10.08. GOVERNING LAW. The terms of this Agreement shall be governed by, and interpreted in accordance with the provisions of, the laws of the State of Texas.

         Section 10.09. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

         Section 10.10. TRANPACHE PARTNERSHIP. To the extent that any representation, warranty or covenant contained in this Agreement relates to the business, condition (financial or otherwise), operations, performance or properties of Tranpache Partnership, (i) any such representation or warranty shall be limited to only those matters of which the Seller has Knowledge and
(ii) any such covenants shall be limited to only those matters over which the Seller has control.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be signed in its corporate name by its duly authorized officer, all on the date first above written.

                                    CENTRAL AND SOUTH WEST CORPORATION


                                    By: /s/ E. R. BROOKS
                                            E. R. Brooks
                                            Chairman, President and
                                            Chief Executive Officer




                                    TEJAS GAS CORPORATION


                                    By: /s/ CHARLES R. CRISP
                                            Charles R. Crisp
                                            President

                                 FIRST AMENDMENT
                                       TO
                               AGREEMENT OF MERGER

         THIS FIRST AMENDMENT (this "Amendment") to that certain Agreement of Merger (the "Merger Agreement") made and entered into on May 9, 1996, by and between TEJAS GAS CORPORATION, a Delaware corporation (the "Purchaser"), and CENTRAL AND SOUTH WEST CORPORATION, a Delaware corporation (the "Seller"), is made and entered into as of June 6, 1996, by and between the Purchaser and the Seller.

                                    RECITALS

         WHEREAS, the Purchaser and the Seller have heretofore entered into the Merger Agreement pursuant to which the Purchaser has agreed to acquire all of the outstanding capital stock of Transok, Inc., an Oklahoma corporation and wholly-owned subsidiary of the Seller (the "Company"), for cash through a reverse subsidiary merger of a newly formed wholly-owned subsidiary of the Purchaser with and into the Company; for federal and state income tax purposes, the parties have agreed to treat the reverse subsidiary merger as a sale of stock by the Seller to the Purchaser, and the Seller and the Purchaser have agreed to make a timely joint Code section 338(h)(10) election; and

         WHEREAS, the Purchaser and the Seller desire to amend the Merger Agreement as provided herein.

                                    AGREEMENT

         NOW, THEREFORE, the parties hereto agree as follows:

         1. Section 2.04 of the Merger Agreement is amended to read, in its entirety, as follows:

                  "At the Closing, upon fulfillment or waiver of the conditions precedent to the Closing set forth in Article VII, the Seller and the Purchaser shall cause (a) the Constituent Corporations to file with the Secretary of State
(i) of the State of Oklahoma a certificate of merger (the "Certificate of Merger") containing the information required by Section 1082(C) of the Oklahoma General Corporation Act (the "OGCA") and executed and delivered in accordance with this Agreement and in accordance with the provisions of Section 1007 of the OGCA and (ii) of the State of Delaware of a certificate of merger containing the information required by Section 251 of the Delaware General Corporation Law (the "DGCL") and executed and delivered in accordance with this Agreement and in accordance with the provisions of Section 103 of the DGCL, at which time the Merger will become effective (the "Effective Time"), and (b) three newly formed wholly-owned subsidiaries of the Merger Subsidiary to merge with and into Transok Gas Company, Transok Gas Processing Company and Transok Properties, Inc. (each a Delaware corporation and wholly-owned subsidiary of the Company), respectively, pursuant to Section 251 of the DGCL."

         2. Section 2.05(c) of the Merger Agreement is amended to read, in its entirety, as follows:

                  "The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation."

         3. Section 2.05(d) of the Merger Agreement is amended to read, in its entirety, as follows:

                  "The bylaws of the Company shall be the bylaws of the Surviving Corporation."

         4. Section 6.06(d) of the Merger Agreement is amended to read, in its entirety, as follows:

                  "Except as provided in Section 6.16(e), the Seller shall be responsible for the payment of all state and local transfer, sales, use or other similar taxes resulting from the transactions contemplated by this Agreement."

         5. Section 6.08(a) of the Merger Agreement is amended to read, in its entirety, as follows:

                  "Effective as of the Closing, the Seller shall cause the Company to withdraw as a participating employer from all Benefit Plans other than any Benefit Plans as to which the Company is the sole sponsoring entity. The preceding sentence notwithstanding, the Company shall continue to participate in the CSW System Employees' Cafeteria Plan with respect to employee contributions for the medical, dental, prescription drug, vision, and employee assistance plan coverage provided to Continuing Employees (as such term is defined in subsection
         (b) of this Section) by Seller welfare plans following the Closing pursuant to the provisions of subsection (e) of this Section."

         6. Section 6.08(c) of the Merger Agreement is amended to read, in its entirety, as follows:

                  "Effective as of the Closing, the Seller shall cause each Continuing Employee who is a participant in the Central and South West System Thrift Plan (the "CSW Thrift Plan") on the Closing Date to become 100% vested in his account balances under the CSW Thrift Plan as of the Closing Date and shall cause the account balances of the Continuing Employees under the CSW Thrift Plan to be distributable to such Continuing Employees pursuant to the terms and provisions of the CSW Thrift Plan in accordance with the provisions of Code ss.ss. 401(k)(2)(B)(i)(II) and 401(k)(10). Effective as of the Closing, the Purchaser shall take all action necessary and appropriate to extend coverage under a new or existing defined contribution plan (the "Purchaser's Savings Plan") qualified under section 401(a) of the Code to the

         Continuing Employees. The Continuing Employees shall be credited with service under the Purchaser's Savings Plan, for eligibility and vesting purposes, with the service credited to them under the terms of the CSW Thrift Plan as of the Closing. The Purchaser's Savings Plan shall accept direct rollovers (as that term is defined in temporary Treasury regulation ss. 1.401(a)(31)-1T, Q&A-3) from the CSW Thrift Plan of account balances of Continuing Employees, including direct rollovers of participant loans in kind."

         7. Section 6.08(e) of the Merger Agreement is amended to read, in its entirety, as follows:

                  "Claims for medical, dental, prescription drug, vision, and employee assistance plan benefits by Continuing Employees with respect to purchases or services or treatment rendered prior to the Closing shall be covered by the applicable welfare plan of the Seller in accordance with the terms of such plan. Claims for such benefits by Continuing Employees with respect to purchases or services or treatment rendered on or subsequent to the Closing shall be covered by the applicable welfare plan of the Purchaser in accordance with the terms of such plan. The Purchaser shall cause the Continuing Employees to be granted credit under the welfare plan of the Purchaser providing medical, dental, prescription drug, vision, and employee assistance plan coverage, for the year during which the Closing occurs, for any deductibles already incurred by such Continuing Employees for such year under the welfare plan of the Seller providing such coverage, and the Purchaser shall cause to be waived any eligibility waiting periods and pre-existing condition restrictions under the welfare plans of the Purchaser to the extent necessary to provide immediate coverage under such welfare plans as of the Closing (but only to the extent that coverage was provided under the applicable welfare plan of the Seller). The Purchaser shall provide the Continuing Employees (and their respective beneficiaries) with medical benefits sufficient to satisfy the obligations of the Seller under Section 4980B(f) of the Code with respect to such Continuing Employees so that the Seller will not incur any tax under Section 4980B of the Code. The preceding provisions of this subsection (e) to the contrary notwithstanding, Continuing Employees shall be provided medical, dental, prescription drug, vision, and employee assistance plan benefits under the applicable Seller welfare plan for a period of ninety (90) days following the Closing (or such shorter period as the Seller and the Purchaser may agree) on the same basis as they were receiving such benefits immediately prior to the Closing. Such coverage shall be provided to the Continuing Employees at the same employee contribution rate as in effect on the Closing Date. The Purchaser shall reimburse the Seller for the cost of such coverage (determined at the maximum rate that may be charged for COBRA coverage pursuant to section 4980B(f)(2)(C) of the Code) less the contributions of the Continuing Employees."

         8. Section 6.08(j) of the Merger Agreement is amended to read, in its entirety, as follows:

                  "With respect to all employees who retired from employment with the Company prior to the Closing and who have been, or are eligible to be, provided with post-retirement medical, dental, or life insurance coverage as of the Closing under plans sponsored by the Seller or the Company, the Seller shall assume or retain any and all liability with respect to the provision of such coverages to such retired employees and their eligible dependents on and after the Closing. With respect to all Continuing Employees who retire from employment with the Company or the Purchaser after the Closing and who would be eligible (without regard to any changes in the terms of such eligibility made after May 9, 1996) to receive post-retirement medical, dental, or life insurance benefits under plans sponsored by the Company or the Seller were they to retire on the day preceding the Closing, the Seller shall provide post-retirement medical, dental, and life insurance coverage to such retired Continuing Employees and their eligible dependents under plans sponsored by the Seller following such Continuing Employees' retirement from employment with the Company or the Purchaser, and the Purchaser shall reimburse the Seller on an annual basis for the actual medical and dental benefit payments under such coverage (excluding any payments reimbursed by stop loss insurance coverage) up to a maximum aggregate reimbursement of $3.2 million."

         9. Section 6.09(c) of the Merger Agreement is amended to read, in its entirety, as follows:

                  "the Company to acquire from CSW Credit, Inc., in consideration of funds contributed to the Company by the Seller for such purpose, the right, title and interest in and to the amount of current accounts receivable balances existing as of the Closing that are required to bring the Working Capital of the Company to zero (after giving effect to clause (b) of this Section and Section 6.10(a)) and that have been factored by the Company to CSW Credit, Inc. pursuant to such purchase agreement."

         10. The last sentence of Section 6.10(f) of the Merger Agreement is deleted and replaced, in its entirety, by the following:

                  "If after the Closing, the Company receives from the Trust payment of any amount pursuant to Section 11.3 of the Trust Agreement, the Purchaser shall pay to the Seller such amount. If after the Closing the Company must pay to the Trust any amount pursuant to the Trust Agreement, the Seller shall pay to the Purchaser such amount."

         11.      The words "sixty (60) days" contained in the first sentence of
Section 6.12 of the Merger Agreement are changed to read "ninety (90) days."

         12. A new Section 6.16 of the Merger Agreement is added that reads, in its entirety, as follows:

                  "SALE OF GAS PROCESSING PLANTS; RELEASE; INDEMNITY.

         (a) The Seller shall use commercially reasonable efforts to cause Transok Gas Processing Company, a wholly-owned subsidiary of the Company, to sell (the "Processing Plants Sale") all of its right, title and interest in and to the Processing Plants to CIBC, Inc. pursuant to that certain Bill of Sale (the "Bill of Sale") dated the Closing Date. The Purchaser has informed the Seller that the Purchaser or one or more subsidiaries or affiliates thereof may lease (the "Processing Plants Lease") the Processing Plants from CIBC, Inc. The Seller and the Purchaser hereby agree that the Estimated Purchase Price, the Final Purchase Price and the Working Capital of the Company shall be computed as though the Processing Plants Sale and the Processing Plants Lease, if any, and the receipt of cash in consideration thereof had not occurred.

         (b) Notwithstanding any other provision of this Agreement to the contrary, none of the Processing Plants Sale, the Seller's failure to own the Processing Plants as of the Closing because of the Processing Plants Sale or the Processing Plants Lease, if any, shall cause (i) any representation or warranty made in this Agreement by the Seller to be untrue, incorrect or breached by the Seller in any respect, (ii) any covenant or agreement made in this Agreement by the Seller to be unfulfilled or otherwise breached by the Seller in any respect, or (iii) any condition to the obligation of the Purchaser to effect the transactions contemplated by the Agreement to not be satisfied; PROVIDED, HOWEVER, that those representations and warranties of the Seller contained in
Article IV of this Agreement shall be true and correct in all material respects with respect to the Processing Plants as of the time immediately prior to consummation of the Processing Plants Sale, and such representations and warranties shall continue to be subject to the indemnification obligations set forth in Section 8.02(a).

         (c) The Purchaser (on behalf of itself and any subsidiary or affiliate thereof) hereby irrevocably releases and discharges the Seller from any and all liabilities, obligations, debts, controversies, causes of action, suits, covenants, contracts, agreements, judgments, demands or claims of any kind (known or unknown)(collectively referred to herein as "Liabilities"), whether arising under contract, tort, implied or express warranty, strict liability, common law, statute or otherwise, against the Seller and the Seller's stockholders, directors, officers, employees, agents and affiliates (collectively, the "CSW Released Parties"), and whether arising directly or indirectly through the Company, Transok Gas Processing Company or any other person, INCLUDING THOSE ARISING FROM THE JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF ANY CSW RELEASED PARTY, which the Purchaser or any subsidiary or affiliate thereof ever had, now has, or hereafter can or may have in any way arising out of, based upon or related to the Processing Plant's Sale or the Processing Plants Lease, if any, or the Bill of Sale, and any documents effecting the Processing Plants Lease (the "Processing Plants Transaction Documents"), unless such Liabilities would have arisen or been incurred if the Processing Plants Sale, the Processing Plants Lease, if any, or any Processing Plants Transaction Documents had not been entered into and the Merger had occurred with the Processing Plants still being owned by Transok Gas Processing Company.

         (d) The Purchaser (on behalf of itself and any subsidiary or affiliate thereof) hereby waives any rights it or any subsidiary or affiliate thereof may have to initiate judicial or other proceedings against the CSW Released Parties for any claim based on the failure of any party, including the CSW Released Parties, to perform or observe any of the provisions contained in the Processing Plants Transaction Documents, unless such rights would have arisen or been incurred if the Processing Plants Sale, the Processing Plants Lease, if any, or any Processing Plants Transaction Documents had not been entered into and the Merger had occurred with the Processing Plants still being owned by Transok Gas Processing Company.

         (e) Notwithstanding any other provision of this Agreement to the contrary (including Sections 6.06 and 8.03) the Purchaser agrees to indemnify and hold harmless the Seller from and against any and all Losses (or Proceedings in respect thereof) that arise out of, are based upon or are related in any way to the Processing Plants Sale, the Processing Plants Lease, if any, or any Processing Plants Transaction Documents unless such Losses would have arisen or been incurred if the Processing Plants Sale, the Processing Plants Lease, if any, or any Processing Plants Transaction Documents had not been entered into and the Merger had occurred with the Processing Plants still being owned by Transok Gas Processing Company. This indemnification obligation shall apply to Losses of every kind or character whatsoever, including Losses related to third party claims asserted against the Seller that arise by operation of statute, contract law, tort law or otherwise.
THIS INDEMNIFICATION OBLIGATION IS INTENDED BY THE PARTIES TO APPLY
EVEN IF IT HAS THE EFFECT OF EXCULPATING AND INDEMNIFYING THE SELLER
FROM LEGAL RESPONSIBILITY FOR THE CONSEQUENCES OF ITS INTENTIONAL
OR NEGLIGENT CONDUCT. Section 8.02(b), (d), (e) and (f) shall apply to the indemnification of Losses pursuant to this subsection as if such Losses were indemnified against pursuant to the first sentence of Section 8.02(a). For purposes of this Section 6.16, the term "Losses" shall include any increase in tax, interest or penalty that is payable to any taxing jurisdiction by reason of such jurisdiction's characterization of the Processing Plants Sale and the Processing Plants Lease, if any, as a sale rather than a financing transaction for taxation purposes, including all state and local transfer, sales, use or other similar taxes. The Seller shall file all of its Tax Returns and related forms consistent with the parties' intent that the Processing Plants Sale is a financing transaction and not a sale for tax purposes.

         (f) The Purchaser agrees to reimburse the Seller for any legal or other expenses incurred by it in connection with investigating or defending against any Losses or Proceedings against which it is indemnified in subsection (e) of this Section."

         13. Section 7.02(f) of the Merger Agreement is deleted in its entirety.

         14.      The following defined terms are added to Annex A to the Merger
Agreement:

         "Bill of Sale" shall have the meaning ascribed to such term in Section 6.16(a).

         "Liabilities" shall have the meaning ascribed to such term in Section 6.16(c).

         "Processing Plants" shall mean those assets described on Exhibit A to the Bill of Sale.

         "Processing Plants Sale" shall have the meaning ascribed to such term in Section 6.16(a).

         "Processing Plants Lease" shall have the meaning ascribed to such term in Section 6.16(a).

         "Processing Plants Transaction Documents" shall have the meaning ascribed to such term in Section 6.16(c).

         15. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument.

         16. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Merger Agreement.

         IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be signed in its corporate name by its duly authorized officer, all on the date first above written.

                                       CENTRAL AND SOUTH WEST CORPORATION

                                       By: /s/ E. R. BROOKS
                                               E. R. Brooks
                                               Chairman, President and Chief
                                               Executive Officer

                                       TEJAS GAS CORPORATION

                                       By: /s/ CHARLES R. CRISP
                                               Charles R. Crisp
                                               President